Exhibit 10.2

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
PIKE ELECTRIC CORPORATION,
and
PIKE ELECTRIC, INC.,
as Borrowers,
The Several Lenders from Time to Time Parties Hereto,
BARCLAYS BANK PLC,
as Administrative Agent,
J.P. MORGAN SECURITIES INC.,
as Syndication Agent,
and
FIRST TENNESSEE BANK, NATIONAL ASSOCIATION,
as Documentation Agent,
Dated as of July 29, 2009

i

ANNEXES:

1.1A	Commitments and Addresses
1.1B	Mortgaged Properties
1.1C	[Reserved]
6.4	Litigation
6.12	Taxes
6.13	ERISA
6.14	Subsidiaries
6.16	Environmental Matters
6.21	Regulation H
8.3(d)	Existing Liens
8.4(d)	Existing Indebtedness
8.6(d)	Existing Investments
8.10	Affiliate Transactions
EXHIBITS:

A	Form of Notice of Borrowing
B-1	Form of [Tranche B] [Tranche C] Note
B-2	Form of Revolving Note
C	Form of Letter of Credit Request
D	Form of Assignment Agreement
E	Form of Closing Certificate
F	Form of Exemption Certificate
G-1	Form of Opinion of Cravath, Swaine & Moore
G-2	Form of Opinion of Bell Davis & Pitt
H	Form of Amended and Restated Guarantee and Collateral Agreement
I	Form of Real Property Mortgage
J	[Reserved]
K	Form of Compliance Certificate
L	Form of Credit Party Assignment Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 29, 2009, among PIKE ELECTRIC CORPORATION (including its successors and permitted assigns, “Parent”), a Delaware corporation, PIKE ELECTRIC, INC. (including its successors and permitted assigns, “OpCo”; Parent and OpCo, each a “Borrower,” and together, the “Borrowers”), a North Carolina corporation, the lending and other financial institutions listed from time to time in the Register (each a “Lender” and, collectively, the “Lenders”), FIRST TENNESSEE BANK, NATIONAL ASSOCIATION, as documentation agent (in such capacity, the “Documentation Agent”), J.P. MORGAN SECURITIES INC., as syndication agent (the “Syndication Agent”), and BARCLAYS BANK PLC, as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.
W I T N E S S E T H:
WHEREAS, OpCo is a party to the Amended and Restated Credit Agreement, dated as of July 1, 2004 (the “First Restatement” and as amended, supplemented or otherwise modified from time to time prior to the amendment and restatement provided for herein, the “Existing Credit Agreement”), among Parent, OpCo, the lending and other financial institutions listed from time to time on Annex 1.1A thereto, the Arrangers referred to therein, the Syndication Agent referred to therein and the Administrative Agent;
WHEREAS, Parent and OpCo have requested that the Existing Credit Agreement be amended and restated as provided herein for the purposes, among others, of (i) reflecting the change of name of Pike Holdings, Inc., to Pike Electric Corporation, (ii) adding Parent as a joint and several Borrower under the Credit Agreement, (iii) extending the Revolving Facility Final Maturity Date and (iv) making other modifications to the Existing Credit Agreement, as more fully set forth herein; and
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement and which remain outstanding, or evidence repayment of any of such obligations and liabilities, and that this Agreement amend and restate in its entirety the Existing Credit Agreement and the obligations outstanding thereunder;
NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that on the Second Restatement Effective Date the Existing Credit Agreement shall be, and hereby is, amended and restated to read in its entirety as follows:
SECTION 1. AMOUNT AND TERMS OF CREDIT.
1.1. Commitment. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a “Loan” and, collectively, the “Loans”) to the Borrowers, on a joint and several basis, which Loans shall be drawn, to the extent such Lender has a Commitment under such Facility, under the Tranche B Term Facility, the Tranche C Term Facility, the Revolving Facility and the Swingline Facility, as set forth below:
(a) Loans under the Tranche B Term Facility (each a “Tranche B Term Loan” and, collectively, the “Tranche B Term Loans”) were made pursuant to a single borrowing on the First Restatement Effective Date. Once repaid, Tranche B Term Loans may not be reborrowed.

(b) Loans under the Revolving Facility (each a “Revolving Loan” and, collectively, the “Revolving Loans”) (i) shall be made, subject to the last sentence of this Section 1.1(b), at any time and from time to time on and after the First Restatement Effective Date and prior to the Revolving Facility Final Maturity Date, (ii) except as hereinafter provided, may, at the option of either Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans, provided that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s Revolving Percentage and (y) the sum of (I) the aggregate amount of Letter of Credit Outstandings at such time and (II) the aggregate principal amount of all Swingline Loans then outstanding, equals the Revolving Commitment of such Lender at such time and (v) shall not exceed in aggregate principal amount at any time outstanding, when added to the sum of (x) the aggregate amount of Letters of Credit Outstandings at such time and (y) the aggregate principal amount of all Swingline Loans then outstanding, the Total Revolving Commitment.
(c) Subject to and upon the terms and conditions herein set forth, the Swingline Lender, in its individual capacity, agrees, at any time and from time to time after the First Restatement Effective Date and prior to the Swingline Expiry Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to either Borrower, which Swingline Loans (i) shall be made and maintained as ABR Loans, (ii) shall not exceed at any time outstanding the Swingline Commitment, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with (x) the aggregate principal amount of all Revolving Loans then outstanding and (y) all Letter of Credit Outstandings at such time, the Total Revolving Commitment then in effect and (iv) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Expiry Date, all Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from either Borrower or any Lender stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice (which notice of rescission such Person or Persons shall give to the Swingline Lender promptly upon the discontinuance of such Default or Event of Default) or (ii) the waiver of such Default or Event of Default in accordance with this Agreement. Also, the Swingline Lender shall not have any obligation to make any Swingline Loan in the event a Lender Default exists unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrowers to eliminate the Swingline Lender’s risk with respect to any such Defaulting Lender’s or Lenders’ obligations to fund Mandatory Borrowings, including by collateralizing such Defaulting Lender’s or Lenders’ Revolving Percentages of the Swingline Loans outstanding from time to time. On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that all then outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 9.5), in which case a Borrowing of Revolving Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders with a Revolving Commitment pro rata based on each of such Lender’s Revolving Percentages and the proceeds thereof shall be applied directly to the Swingline Lender to repay such outstanding Swingline Loans. Each Lender with a Revolving Loan Commitment hereby irrevocably agrees to make such Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for a Borrowing specified in Section 1.2, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) the date of such Mandatory Borrowing and (iv) any reduction in the Total Revolving Commitment after such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of either Borrower), each Lender with a Revolving Commitment hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty), by assignment, such outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Revolving Percentages, provided that all interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective purchase is made and, to the extent attributable to such purchase, shall be payable to such Lender purchasing same from and after such date of purchase. Each Lender’s obligations pursuant to the preceding sentence shall be absolute and unconditional. Notwithstanding the foregoing provisions of this Section 1.1(c), there shall be no Swingline Loans outstanding on the last day of any calendar quarter.

(d) Loans under the Tranche C Term Facility (each a “Tranche C Term Loan” and, collectively, the “Tranche C Term Loans”) shall be made pursuant to a single borrowing on the First Amendment Effective Date. Once repaid, Tranche C Term Loans may not be reborrowed.
1.2. Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing under a Facility shall not be less than the Minimum Borrowing Amount for such Facility (except that Mandatory Borrowings shall be made in the amounts required by Section 1.1(c)). More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than twelve Borrowings of Eurodollar Loans.
1.3. Notice of Borrowing. (a) Whenever either Borrower desires to incur Loans under any Facility (other than the Swingline Facility and any Mandatory Borrowings), it shall give the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans to be made hereunder. Each such notice (each a “Notice of Borrowing”) shall be in the form of Exhibit A and shall specify (i) the Facility pursuant to which such Borrowing is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.
(b) Whenever either Borrower desires to incur Swingline Loans hereunder, it shall give the Swingline Lender no later than 12:00 Noon (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of such incurrence. Each such notice shall specify in each case (i) the date of Borrowing (which shall be a Business Day) and (ii) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing.
(c) Mandatory Borrowings shall be made upon the notice specified in Section 1.1(c), with the applicable Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
(d) Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the applicable Borrower as a person entitled to give telephonic notices under this Agreement on behalf of such Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

1.4. Disbursement of Funds. (a) No later than 1:00 P.M. (2:00 P.M. in the case of Swingline Loans) (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment under the respective Facility will make available its pro rata share of each Borrowing requested to be made on such date in the manner provided below. All amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office, and the Administrative Agent promptly will make available to the applicable Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to such Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to such Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify such Borrower, and such Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by such Borrower, the then applicable rate of interest, calculated in accordance with Section 1.8, for the respective Loans.
(b) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
1.5. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 12.4(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.
(c) The accounts of each Lender and the entries made in the Register maintained pursuant to Sections 1.5(a) and (b), respectively, shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligations of the Borrowers, which shall be joint and several, to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the applicable Borrower will execute and deliver to such Lender a promissory note of such Borrower evidencing any Term Loans or Revolving Loans, as the case may be, of such Lender, substantially in the form of Exhibit B-1 or B-2, respectively, with appropriate insertions as to date, principal amount.
1.6. Conversions. The Borrowers shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing pursuant to a single Facility (other than under the Swingline Facility, with all Swingline Loans to at all times be maintained as ABR Loans) into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into ABR Loans only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) ABR Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion or, if a Default or an Event of Default is in existence on the date of the conversion, if neither the Administrative Agent nor any Lender objects to such conversion, and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.6 shall be limited in numbers as provided in Section 1.2. Each such conversion shall be effected by a Borrower giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ (or one Business Day’s, in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion”) specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. Notwithstanding the foregoing or the provisions of Section 1.9, if a Default under Section 9.1 or an Event of Default is in existence at the time any Interest Period in respect of any Borrowing of Eurodollar Loans is to expire and the Administrative Agent or the Required Lenders have determined that a continuation of Eurodollar Loans as such is not appropriate, such Loans may not be continued as Eurodollar Loans but instead shall be automatically converted on the last day of such Interest Period into ABR Loans.
1.7. Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be made by the Lenders pro rata on the basis of their Term Commitments or Revolving Commitments, respectively. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.
1.8. Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the Alternate Base Rate in effect from time to time.
(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the relevant Eurodollar Rate.

(c) All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Margin, provided that each Eurodollar Loan shall bear interest after maturity (whether by acceleration or otherwise) until the end of the Interest Period then applicable thereto at a rate per annum equal to 2% in excess of the rate of interest applicable thereto at maturity.
(d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, commencing September 2004, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six, nine or twelve months, on the date occurring every three months after the first day of such Interest Period during such Interest Period and (iii) in respect of each Loan (x) other than a Revolving Loan that is an ABR Loan, on any prepayment or conversion (on the amount prepaid or converted) and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
(e) All computations of interest hereunder shall be made in accordance with Section 12.7(b).
(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the applicable Borrower and the Lenders thereof.
1.9. Interest Periods. (a) At the time either Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, such Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of such Borrower, be a one, two, three or six month period (or, with the unanimous written consent of the Lenders under the applicable Facility, a nine or twelve month period). Notwithstanding anything to the contrary contained above:
(i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(iv) no Interest Period shall extend beyond the applicable Final Maturity Date;

(v) no Interest Period with respect to any Borrowing of Term Loans may be elected that would extend beyond any date upon which a Scheduled Repayment in respect of such Term Loans is required to be made if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans maintained as Eurodollar Loans with Interest Periods ending after such date would exceed the aggregate principal amount of Term Loans permitted to be outstanding after such Scheduled Repayment; and
(vi) no Interest Period may be elected at any time when both (x) a Default under Section 9.1 or an Event of Default is then in existence, and (y) the Administrative Agent or any Lender objects to such an election.
(b) If upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, such Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period.
1.10. Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):
(i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or
(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in an amount which such Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of any change since the First Restatement Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate); or
(iii) at any time that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any change since the First Restatement Effective Date in any law, governmental rule, regulation, guideline or order (or interpretation or application thereof);
then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the applicable Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by such Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by such Borrower or, in the case of a Notice of Borrowing, shall, at the option of such Borrower, be deemed converted into a Notice of Borrowing for ABR Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, such Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to such Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, such Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the applicable Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the applicable Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that such Borrower was notified by a Lender pursuant to Section 1.10(a)(ii) or (iii), cancel said Borrowing or convert the related Notice of Borrowing into one requesting a Borrowing of ABR Loans, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).
(c) If any Lender shall have determined that after the First Restatement Effective Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or its holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case made subsequent to the First Restatement Effective Date, has or would have the effect of reducing by an amount deemed by such Lender to be material the rate of return on such Lender’s or holding company’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or holding company for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to such Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of such Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.
(d) Notwithstanding any other provision of Section 1.10 or 2.5, no Lender shall demand compensation for any increased cost or reduction or other amount referred to above or in Section 2.5 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

1.11. Compensation. (a) The applicable Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting and the method of calculating such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by such Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by such Borrower; or (iv) as a consequence of (x) any other default by such Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).
(b) Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10, 2.5 or 4.4 is given by any Lender more than 60 days after such Lender obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.10, 2.5 or 4.4 for any amounts incurred or accruing prior to the giving of such notice to the applicable Borrower.
1.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 2.5 or 4.4 with respect to such Lender, it will, if requested by either Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 1.10 or 4.4.
1.13. Replacement of Lenders. In the event that: (i) any Lender is owed increased costs or additional amounts, (ii) either Borrower receives notice from any Lender or the Administrative Agent under Section 1.10, 2.5 or 4.4, (iii) any Lender becomes a Defaulting Lender or (iv) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by subsections (i) through (vii) of Section 12.12, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained; then, with respect to each such Lender, the Borrowers shall have the right, unless such Lender has theretofore removed or cured the conditions which resulted in the obligation to pay such increased costs or additional amounts or which caused it to be a Defaulting Lender or failure to provide such consent, to replace in its entirety such Lender (the “Replaced Lender”), on ten Business Days’ prior written notice to the Administrative Agent and such Replaced Lender, with one or more other Persons (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent and, to the extent required by Section 12.4(b), reasonably acceptable to the Borrowers (which acceptance in either case shall not be unreasonably withheld); provided, that: (i) at the time of any replacement pursuant to this Section 1.13, the Replaced Lender and the Replacement Lender shall enter into one or more Assignment Agreements, substantially in the form of Exhibit D (appropriately completed), pursuant to which the Replacement Lender shall acquire all of the Commitment and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (b) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.1 and (c) any other amounts payable to the Replaced Lender under this Agreement (including, without limitation, amounts payable under Section 1.11) and (ii) a Defaulting Lender shall be a Replaced Lender only to the extent permitted by law. Upon the execution of the respective assignment documentation, the payment of amounts referred to in the preceding sentence and, if so requested by the Replacement Lender, delivery to the Replacement Lender of appropriate Notes executed by the applicable Borrower, the Replacement Lender shall become a Lender hereunder, and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.

SECTION 2. LETTERS OF CREDIT.
2.1. Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, either Borrower may request the Letter of Credit Issuer at any time and from time to time on any Business Day on or after the First Restatement Effective Date and prior to the Revolving Facility Final Maturity Date to issue, for the account of such Borrower and in support of (i) obligations of the Borrowers and/or their respective Subsidiaries, contingent or otherwise, incurred in the ordinary course of their respective businesses, (ii) obligations of the Borrowers and their respective Subsidiaries under insurance policies or related to self-insurance obligations, (iii) obligations of the Borrowers and their respective Subsidiaries related to surety bonds and (iv) such other obligations of the Borrowers and their respective Subsidiaries to any other Person that are reasonably acceptable to the Administrative Agent, and subject to and upon the terms and conditions herein set forth the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit in such form as may be approved by the Letter of Credit Issuer and the Administrative Agent (each such letter of credit, a “Letter of Credit” and collectively, the “Letters of Credit”). Letters of Credit issued under the Existing Credit Agreement shall continue to constitute Letters of Credit hereunder.
(b) Notwithstanding the foregoing, (i) each Letter of Credit shall be denominated in Dollars, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to or at the time of, the issuance of the relevant Letter of Credit) at such time, would exceed either (x) $90,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding, an amount equal to the Total Revolving Commitment at such time (after giving effect to any reductions to the Total Revolving Commitment on such date) and (iii) each Letter of Credit shall have an expiry date occurring not later than the earlier of (x) one year after such Letter of Credit’s date of issuance although any Letter of Credit may be automatically renewable for successive periods, which shall in no event extend beyond the date referred to in clause (y) below, of up to 12 months (unless notice of non-renewal is given to the applicable Borrower by the Letter of Credit Issuer, or such Letter of Credit does not include an automatic renewal provision) and (y) five Business Days prior to the Revolving Facility Final Maturity Date on terms acceptable to the Administrative Agent and the Letter of Credit Issuer.
2.2. Letter of Credit Requests; Notices of Issuance. (a) Whenever it desires that a Letter of Credit be issued, the requesting Borrower shall give the Administrative Agent and the Letter of Credit Issuer written notice (including by way of telecopier) in the form of Exhibit C prior to 1:00 P.M. (New York time) at least five Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a “Letter of Credit Request”), which Letter of Credit Request shall include an application for such Letter of Credit and any other documents that the Letter of Credit Issuer customarily requires in connection therewith. The Administrative Agent shall promptly notify each Revolving Lender of each Letter of Credit Request.
(b) The Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it, give the Administrative Agent, each Revolving Lender and the requesting Borrower written notice of the issuance of such Letter of Credit, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it.

2.3. Agreement to Repay Letter of Credit Drawings. (a) The Borrowers hereby agree to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”), not later than 1:00 P.M. (New York time), on the Business Day immediately following the day that either Borrower receives notice from the Letter of Credit Issuer of such Unpaid Drawing, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the rate then applicable to Revolving Loans that are ABR Loans pursuant to Section 1.8(a) (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such payment or disbursement), such interest also to be payable on demand.
(b) The Borrowers’ obligation under this Section 2.3 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which either Borrower may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided that, to the extent such Borrower has derived no benefit therefrom, such Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer, and provided, further, that the foregoing shall not impair such Borrower’s right to claim damages suffered as a result of such wrongful payment made.
2.4. Letter of Credit Participations. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender (each a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Revolving Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Revolving Lenders as provided in Section 3.1(b) and the Participants shall have no right to receive any portion of any Fronting Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitment of any Revolving Lender pursuant to Section 12.4(b), it is hereby agreed that, with respect to all then outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.4 to reflect the new Revolving Percentages of the assigning and assignee Revolving Lender.
(b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrowers shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 2.3(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer the amount of such Participant’s Revolving Percentage of such payment in Dollars and in same day funds. If the Administrative Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such Participant’s Revolving Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Revolving Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer such other Participant’s Revolving Percentage of any such payment.
(d) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to Section 2.4(c), the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Revolving Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s Revolving Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.
(e) The obligations of the Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii) the existence of any claim, set-off, defense or other right which either Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between either Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
(v) the occurrence of any Default or Event of Default.
2.5. Increased Costs. If after the First Restatement Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the First Restatement Effective Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Lender’s participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the applicable Borrower by the Letter of Credit Issuer or such Lender (a copy of which notice shall be sent by the Letter of Credit Issuer or such Lender to the Administrative Agent), such Borrower, subject to Section 1.11(b), shall pay to the Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate the Letter of Credit Issuer or such Lender for such increased cost or reduction. A certificate submitted to such Borrower by the Letter of Credit Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Lender to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or any such Lender as aforesaid shall be conclusive and binding on such Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of such Borrower’s obligations to pay additional amounts pursuant to this Section 2.5.
SECTION 3. FEES; COMMITMENTS.
3.1. Fees. (a) The Borrowers agree to pay to the Administrative Agent a commitment fee (the “Commitment Fee”) for the account of each Lender (i) for the period from and including the First Restatement Date to but not including the Second Restatement Date computed at a rate equal to 1/2 of 1% per annum on the average daily Lender’s Unutilized Commitment for such period and (ii) for the period from and including the Second Restatement Effective Date to but not including the date the Total Commitment has been terminated, computed at a rate for each day equal to 3/4 of 1% per annum on the average daily Lender’s Unutilized Commitment for such period. Such Commitment Fee shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the first date upon which all Commitments shall have been terminated, commencing in September 2004.
(b) The Borrowers agree to pay to the Administrative Agent for the account of each Lender pro rata on the basis of its Revolving Percentage a fee in respect of each outstanding Letter of Credit (the “Letter of Credit Fee”) for each day computed at the rate equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans for such day on the Stated Amount of such Letter of Credit on such day. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Revolving Commitment is terminated, commencing in September 2004.

(c) The Borrowers agree to pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit (the “Fronting Fee”) computed at the rate of 1/4 of 1% per annum on the average daily Stated Amount of such Letter of Credit. Accrued Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Revolving Commitment is terminated, commencing in September 2004.
(d) The Borrowers agree to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment or transfer by a beneficiary of, a Letter of Credit such amount as shall at the time of such issuance, drawing, transfer or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments or transfers of, letters of credit issued by it.
(e) The Borrowers shall pay to the Administrative Agent (x) on the Second Restatement Effective Date for its own account and/or for distribution to the Lenders such fees as have heretofore been agreed to by the Borrowers and the Administrative Agent and (y) for its own account such other fees as may be agreed to from time to time between the Borrowers and the Administrative Agent, when and as due.
(f) All computations of Fees shall be made in accordance with Section 12.7(b).
3.2. Voluntary Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), either Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Commitment, provided that (x) any such termination shall apply to proportionately and permanently reduce the Revolving Commitment of each of the Lenders with such a Commitment and (y) any partial reduction pursuant to this Section 3.2 shall be in the amount of at least $1,000,000 or a whole multiple thereof.
3.3. Mandatory Adjustments of Commitments, etc.
(a) [Intentionally Omitted.]
(b) The Tranche C Term Commitment shall terminate in its entirety on the First Amendment Effective Date (after giving effect to the making of the Tranche C Term Loans on such date).
(c) The Total Revolving Commitment (and the Revolving Commitment of each Lender) shall terminate on the Revolving Facility Final Maturity Date.
(d) The Swingline Commitment shall terminate on the Swingline Expiry Date.
(e) The Total Revolving Commitment shall be permanently reduced at the times and in the amounts required under Section 4.2(b)(iii).

SECTION 4. PAYMENTS.
4.1. Voluntary Prepayments. Either Borrower shall have the right to prepay Term Loans and/or Revolving Loans and/or Swingline Loans, in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Administrative Agent by 11:00 A.M. (New York time) one Business Day prior to the date of such prepayment (or 11:00 A.M. on the date of prepayment, in the case of Swingline Loans), which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000 in the case of Eurodollar Loans, $500,000 in the case of ABR Loans or $100,000 in the case of Swingline Loans, provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iv) each prepayment of Term Loans pursuant to this Section 4.1 shall be applied to the Tranche B Term Facility and the Tranche C Term Facility ratably and to the then remaining Scheduled Repayments thereof as directed by such Borrower.
4.2. Mandatory Prepayments.
(a) Requirements:
(i) If on any date (after giving effect to any other repayments or prepayments on such date) the sum of (i) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans plus (ii) the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect, the Borrowers shall repay on such date that principal amount of Swingline Loans and, after Swingline Loans have been paid in full, Unpaid Drawings and, after Unpaid Drawings have been paid in full, Revolving Loans, in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans, Unpaid Drawings and Revolving Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect (any such excess, a “Total Revolving Commitment Excess Amount”), the Borrowers shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such Total Revolving Commitment Excess Amount, and the Administrative Agent shall hold such payment as security for the obligations of the Borrowers hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent and the Borrowers, until the proceeds are applied to the Obligations, and which shall provide that a portion of the balance, if any, held in a cash collateral account established under such cash collateral agreement equal to the amount by which such balance exceeds the Total Revolving Commitment Excess Amount from time to time, shall be released to the Borrowers, provided that (x) as a result of such release, a mandatory prepayment shall not be required under the first sentence of this paragraph (a)(i) unless such prepayment is made concurrently with such release and (y) immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would result from such release.

(ii) (A) The Borrowers shall be required to repay the principal amount of the Tranche B Term Loans on the last day of March, June, September and December of each year and on the Tranche B Term Facility Final Maturity Date, commencing September 30, 2004 (each such repayment, as the same may be reduced as provided in Sections 4.1 and 4.2(b), a “Tranche B Term Loan Scheduled Repayment”), each such installment on any such date to be in the amount set forth below opposite such date:

Date	Installment Amount

September 30, 2004	$750,000
December 31, 2004	$750,000
March 31, 2005	$750,000
June 30, 2005	$750,000
September 30, 2005	$750,000
December 31, 2005	$750,000
March 31, 2006	$750,000
June 30, 2006	$750,000
September 30, 2006	$750,000
December 31, 2006	$750,000
March 31, 2007	$750,000
June 30, 2007	$750,000
September 30, 2007	$750,000
December 31, 2007	$750,000
March 31, 2008	$750,000
June 30, 2008	$750,000
September 30, 2008	$750,000
December 31, 2008	$750,000
March 31, 2009	$750,000
June 30, 2009	$750,000
September 30, 2009	$750,000
December 31, 2009	$750,000
March 31, 2010	$750,000
June 30, 2010	$750,000
September 30, 2010	$750,000
December 31, 2010	$750,000
March 31, 2011	$750,000
June 30, 2011	$750,000
September 30, 2011	$750,000
December 31, 2011	$750,000
March 31, 2012	$750,000
Tranche B Term Facility Final Maturity Date	All amounts outstanding in respect of the Tranche B Term Loans

(B) The Borrowers shall be required to repay the principal amount of the Tranche C Term Loans on the last day of March, June, September and December of each year and on the Tranche C Term Facility Final Maturity Date, commencing March 31, 2005 (each such repayment, as the same may be reduced as provided in Sections 4.1 and 4.2(b), a “Tranche C Term Loan Scheduled Repayment”), each such installment on any such date to be in the amount set forth below opposite such date:

Date	Installment Amount

March 31, 2005	$375,000
June 30, 2005	$375,000
September 30, 2005	$375,000
December 31, 2005	$375,000
March 31, 2006	$375,000
June 30, 2006	$375,000
September 30, 2006	$375,000
December 31, 2006	$375,000
March 31, 2007	$375,000
June 30, 2007	$375,000
September 30, 2007	$375,000
December 31, 2007	$375,000
March 31, 2008	$375,000
June 30, 2008	$375,000
September 30, 2008	$375,000
December 31, 2008	$375,000
March 31, 2009	$375,000
June 30, 2009	$375,000
September 30, 2009	$375,000
December 31, 2009	$375,000
March 31, 2010	$375,000
June 30, 2010	$375,000
September 30, 2010	$375,000
December 31, 2010	$375,000
March 31, 2011	$375,000
June 30, 2011	$375,000
September 30, 2011	$375,000
December 31, 2011	$375,000
March 31, 2012	$375,000
June 30, 2012	$375,000
September 30, 2012	$375,000
Tranche C Term Facility Final Maturity Date	All amounts outstanding in respect of the Tranche C Term Loans
(iii) On or before the third Business Day following the date of receipt thereof by Parent and/or any of its Subsidiaries of the Cash Proceeds from any Asset Sale, Qualified Sale/Leaseback Transaction or Recovery Event occurring after the Original Borrowing Date, an amount equal to 100% of the Net Cash Proceeds then received from such Asset Sale, Recovery Event or Qualified Sale/Leaseback Transaction shall be applied as a mandatory repayment of principal of the then outstanding Term Loans and then in accordance with Section 4.2(b)(iii), provided that Net Cash Proceeds from Asset Sales or Recovery Events from and after the Original Borrowing Date shall not be required to be used to so repay Term Loans or applied in accordance with Section 4.2(b)(iii) to the extent either Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in Reinvestment Assets (a “Reinvestment Election”) on or prior to the Reinvestment Prepayment Date; provided, further, that if any such Net Cash Proceeds are not so reinvested on or prior to the Reinvestment Prepayment Date, such Net Cash Proceeds shall promptly thereafter be applied toward prepayments of the Term Loans in accordance with this paragraph and then in accordance with Section 4.2(b)(iii); provided further that no such repayment pursuant to this Section 4.2(a)(iii) will be required to be made until the aggregate Net Cash Proceeds required to be applied pursuant to this Section 4.2(a)(iii) and not yet so applied equals $1,000,000, at which time all such Net Cash Proceeds in excess of such $1,000,000 shall be so applied. Either Borrower may exercise its Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset Sale or Recovery Event if (x) the Reinvestment Test is satisfied on the date of delivering the Reinvestment Notice referred to below and (y) such Borrower delivers a Reinvestment Notice to the Administrative Agent by the third Business Day following the date of the consummation of the respective Asset Sale or the date of such Recovery Event, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Asset Sale or Recovery Event equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice, provided that the Borrowers shall not be required to deliver a Reinvestment Notice to the Administrative Agent with respect to reinvestments in Reinvestment Assets unless and until the aggregate Net Cash Proceeds required to be applied pursuant to this Section 4.2(a)(iii) equals at least $750,000.
(iv) On or before the third Business Day following the date of the receipt thereof by Parent and/or any of its Subsidiaries, an amount equal to 100% of the cash proceeds (net of reasonable and documented underwriting discounts and commissions, other banking and investment banking fees, attorneys’, advisors’, consultants’ and accountants’ fees and other customary fees and other costs associated therewith) of the incurrence of Indebtedness by Parent and/or any of its Subsidiaries (other than Indebtedness permitted by Section 8.4), shall be applied as a mandatory repayment of principal of the then outstanding Term Loans and then in accordance with Section 4.2(b)(iii).
(v) [Intentionally Omitted.]
(vi) On or before each date which is three Business Days after the earlier of (i) the date on which the financial statements of Parent referred to in Section 7.1(a), for the fiscal year of Parent and its Subsidiaries with respect to such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered (commencing with the fiscal year ending on June 30, 2005), an amount equal to the excess, if any, of (x) Excess Cash Flow for such fiscal year, multiplied by the Applicable Prepayment Percentage for such fiscal year of Parent and its Subsidiaries over (y) the aggregate principal amount of Term Loans prepaid during such fiscal year pursuant to Section 4.1, shall be applied as a mandatory repayment of principal of the then outstanding Term Loans and then in accordance with Section 4.2(b)(iii).
(vii) On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a repayment of the principal amount of the then outstanding Term Loans and then in accordance with Section 4.2(b)(iii).
(viii) Two Business Days after the Borrowers receive a cash refund of the Adjusted Purchase Price pursuant to Section 1.06 of the Acquisition Agreement in connection with an increase in the amount of the Deferred Compensation Liability, an amount equal to 100% of such cash refund shall be applied as a mandatory prepayment of the principal of the then outstanding Term Loans.

(b) Application:
(i) Each mandatory repayment of Term Loans required to be made pursuant to Sections 4.2(a)(iii), (iv), (vii) or (viii) shall be applied to the Tranche B Term Facility and the Tranche C Term Facility ratably and to the repayment of the then remaining applicable Scheduled Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment). Each mandatory prepayment of Term Loans required to be made pursuant to Section 4.2(a)(vi) shall be applied to the Tranche B Term Facility and the Tranche C Term Facility ratably and shall be applied to the repayment of the then remaining applicable Scheduled Repayments of each such Facility in the direct order of maturity.
(ii) With respect to each prepayment of Loans required by Section 4.2, either Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, provided that (i) either Borrower shall first so designate all ABR Loans and Eurodollar Loans under an affected Facility with Interest Periods ending on the date of repayment prior to designating any other Eurodollar Loans and (ii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. If either Borrower is required by this Section 4.2 (other than pursuant to Section 4.2(a)(ii)) to repay any Eurodollar Loans and such prepayment will result in the applicable Borrower being required to pay breakage costs under Section 1.11 (any such Eurodollar Loans, “Affected Loans”), such Borrower may elect, by notice to the Administrative Agent, to have the provisions of the following sentence be applicable. At the time any Affected Loans are otherwise required to be prepaid, such Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of such Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to the relevant Loans (or such earlier date or dates as shall be requested by such Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of the relevant Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account). In the absence of a designation and/or election by such Borrower as described in the preceding sentences, the Administrative Agent shall, subject to the first sentence of this paragraph, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.
(iii) If the Term Loans shall have been prepaid in full, then, on each occasion that a mandatory prepayment under Sections 4.2(a)(iii), (v), (vi) or (vii) would have been required if Term Loans were outstanding, the Revolving Commitments shall be reduced by the amount of the prepayment that would have been so required. Any such reduction shall be accompanied by a prepayment of the Revolving Loans and/or Swingline Loans and/or a cash collateralization of Letter of Credit Outstandings to the extent required by Section 4.2(a)(i).

4.3. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written notice by either Borrower to the Administrative Agent to make a payment from the funds in such Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments made by either Borrower under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made by such Borrower on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
4.4. Net Payments. (a) All payments made by the Borrowers hereunder, under any Note or any other Credit Document, will be made without setoff, counterclaim or other defense. Unless required by law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein. If any taxes are so levied or imposed (but excluding, with respect to the Administrative Agent, the Arrangers, the Syndication Agent, any Lender or any other recipient of any such payment, (i) any tax imposed on or measured by the net income (or any franchise tax based on net or gross income) of such recipient pursuant to the laws of the United States or of the jurisdiction (or any political subdivision or taxing authority thereof or therein) under which such recipient is organized or in which the principal office or applicable lending office of such recipient is located or (ii) any branch profits taxes imposed by the United States or any similar tax imposed under the laws of any political subdivision or taxing authority of any such jurisdiction in which the Borrower is located) and all interest, penalties or similar liabilities with respect thereto (collectively, “Taxes”), the Borrowers agree to pay or cause to be paid the full amount of such Taxes and such additional amounts (after payment of all Taxes) as may be necessary so that every payment of all amounts due hereunder, under any Note or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note or in such other Credit Document, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of Section 4.4(b) or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of assignment (or designation of a new lending office), to receive additional amounts from the Borrowers with respect to such Taxes pursuant to this Section 4.4(a). The Borrowers will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrowers. The Borrowers will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Taxes levied or imposed and paid or withheld by the Administrative Agent or such Lender, provided however, that the Borrowers shall not be obligated to reimburse the Administrative Agent or such Lender in respect of penalties, interest or similar liabilities attributable to any such Taxes if (i) such penalties, interest or similar liabilities are attributable to a failure or delay by the Administrative Agent or such Lender to make a written request therefor or (ii) such penalties, interest or similar liabilities have accrued after the Borrowers had indemnified the Administrative Agent or such Lender for the Taxes to which such penalties, interest or similar liabilities are attributable.

(b) Each Lender that is not a United States person as such term is defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) agrees to deliver to the Borrowers and the Administrative Agent (i) on or prior to the date the Lender becomes a Lender two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying to such Lender’s entitlement to a reduced rate or complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note and under any other Credit Document, or (ii) if the Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming an exemption from U.S. withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) a duly executed certificate substantially in the form of Exhibit F (any such certificate, an “Exemption Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form). In addition, each Non-U.S. Lender agrees that from time to time upon the reasonable request by either Borrower or the Administrative Agent when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to such Borrower and the Administrative Agent two new accurate and complete original signed copies of the relevant form or Exemption Certificate, as the case may be, and such other forms as may be required in order to conform or establish the entitlement of such Non-U.S. Lender to a continued complete exemption from United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify such Borrower and the Administrative Agent of its inability to deliver any such form or Exemption Certificate. Notwithstanding any other provision of this Section 4.4, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 4.4(b) that such Non-U.S. Lender is not legally able to deliver.
(c) If the Administrative Agent, any Arranger, the Syndication Agent or any Lender receives a refund in respect of any Taxes to which it has been indemnified by the Borrowers or with respect to which either Borrower has paid additional amounts pursuant to this Section 4.4, it shall within 30 days from the date of such receipt pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid by the Borrower under this Section 4.4 with respect to the Taxes or other taxes giving rise to such refund), net of all out-of-pocket expenses with respect to such refund and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Borrower, upon the reasonable request of such Lender, the Administrative Agent, any Arranger or the Syndication Agent, agrees to repay the amount paid over to such Borrower (plus penalties, interest or other charges imposed by the relevant taxing authority) to such person in the event such person is required to repay such refund to such Governmental Authority.
SECTION 5. CONDITIONS PRECEDENT.
5.1. Conditions Precedent to Effectiveness. [Intentionally Omitted]
5.2. Conditions Precedent to All Credit Events. The obligation of the Lenders to make each Loan hereunder, and the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder, is subject, at the time of each such Credit Event, to the satisfaction of the conditions that at the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier date.
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Parent and OpCo to each of the Lenders that all of the applicable conditions specified in Section 5.1 and/or 5.2, as the case may be (other than the required satisfaction of the Administrative Agent or any Lender as specified therein), exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Lenders.
5.3. Conditions Precedent to Second Restatement Effective Date. This Agreement shall become effective automatically upon the satisfaction of the conditions precedent set forth in the Sixth Amendment without the necessity of further action on the part of any Person, whereupon this Agreement will replace the Existing Credit Agreement as amended through the Sixth Amendment.

SECTION 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
To induce the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit provided for herein, each of Parent and OpCo makes the following representations and warranties to, and agreements with, the Lenders as of the Second Restatement Effective Date (or as of any earlier date to which such representation and warranty specifically relates), all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the making of each Credit Event thereafter being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the date of each such Credit Event unless such representation and warranty expressly indicates that it is being made as of any specific date):
6.1. Corporate Status; Compliance with Law. Each of Parent and its Subsidiaries (i) is a duly organized and validly existing corporation or limited liability company in good standing under the laws of the jurisdiction of its organization and has the corporate or limited liability company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage on the date hereof, (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect and (iii) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.2. Power and Authority. Each Credit Party has the corporate or limited liability company power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party, and each such Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
6.3. No Violation. Neither the execution, delivery and performance by any Credit Party of the Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Parent, OpCo or any of their respective Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Parent, OpCo or any of their respective Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the charter or by-laws or limited liability company agreement of Parent, OpCo or any of their respective Subsidiaries, other than, in the case of clauses (i) and (ii), any contravention, conflict, inconsistency, breach, default or Lien which could not reasonably be expected to have a Material Adverse Effect.

6.4. Litigation. Except as set forth on Annex 6.4, there are no actions, suits or proceedings pending or threatened in writing with respect to Parent, OpCo or any of their respective Subsidiaries (i) that are likely to have a material adverse effect on the business, property, operations or financial condition of Parent and its Subsidiaries taken as a whole or (ii) that could reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
6.5. Use of Proceeds; Margin Regulations. (a) [Intentionally Omitted]
(b) The proceeds of all Revolving Loans shall be utilized for working capital and other general corporate purposes of the Borrowers and their respective Subsidiaries; provided that no portion of the proceeds of any Revolving Loan may be used to make payments in respect of, or provide collateral securing obligations under, any Permitted Letter of Credit Facility.
(c) No part of the proceeds of any Loans will be used for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System and any successor thereto.
6.6. Governmental Approvals. Except for any filings required under the Security Documents, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.
6.7. Investment Company Act. None of Parent, OpCo or any of their respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “ICA”) or a company “controlled” by an “investment company” within the meaning of the ICA (other than any investment company which has been exempted from all provisions of the ICA pursuant to an order of the SEC under Section 6(c) of the ICA).
6.8. Public Utility Holding Company Act. [Intentionally Omitted].
6.9. True and Complete Disclosure. (a) All information and data (excluding projections) concerning each of Parent, OpCo and their respective Subsidiaries and the transactions contemplated herein which have been prepared by Parent and OpCo and that have been made available to the Administrative Agent or any Lender by or on behalf of Parent and OpCo prior to the Second Restatement Effective Date in connection with the transactions contemplated herein, when taken as a whole, do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading, provided that as to any such information that is specified as having been supplied by third parties other than third parties that are Affiliates of the Borrowers at the time such information is supplied, Parent and OpCo represent only that they are not aware of any material misstatement therein or omission therefrom. All financial projections that have been prepared by Parent and OpCo and that have been made available prior to the Second Restatement Effective Date to the Administrative Agent and/or any Lender by Parent and OpCo have been prepared in good faith based upon assumptions believed by Parent and OpCo at the time to be reasonable.

(b) All other factual information (taken as a whole) furnished on or after the Second Restatement Effective Date by or on behalf of Parent, OpCo or any of their respective Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to any Credit Party which materially and adversely affects the business, operations, property, assets or condition (financial or otherwise) of any such Credit Party and its respective Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.
6.10. Financial Condition; Financial Statements. (a) On and as of the Second Restatement Effective Date, (x) the sum of the assets, at a fair market valuation, of each Credit Party and its respective Subsidiaries taken as a whole will exceed its debts, (y) no such Credit Party and its Subsidiaries taken as a whole will have incurred or intended to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) each such Credit Party and its Subsidiaries taken as a whole will have sufficient capital with which to conduct its business. For purposes of this Section 6.10, “debt” means any liability on a claim, and “claim” means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
(b) (i) The audited consolidated balance sheet of Parent and its Subsidiaries dated as of June 30, 2008, and the unaudited consolidated balance sheet of Parent and its Subsidiaries dated March 31, 2009, copies of which have been heretofore furnished to the Administrative Agent, were prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of Parent and its Subsidiaries except for any changes required by GAAP (except for the absence of footnotes and subject to normal year-end adjustments in the unaudited balance sheet) or as noted in the notes to the financial statements and fairly present (in respect of such audited balance sheet only) in all material respects the consolidated financial position of Parent and its Subsidiaries as of their respective dates.
(ii) The audited consolidated statement of income, statement of retained earnings and statement of cash flows of Parent and its Subsidiaries for the 12-month period ended June 30, 2008, and the unaudited consolidated statement of income of Parent and its Subsidiaries for the nine-month period ended March 31, 2009, copies of which have been heretofore furnished to the Administrative Agent, were prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of Parent and its Subsidiaries except for any changes required by GAAP (except for the absence of footnotes and subject to normal year-end adjustments in the unaudited statements) and fairly present in all material respects the consolidated results of income, cash flows (in respect of such audited financial statements only) and retained earnings (in respect of such audited financial statements only) of Parent and its Subsidiaries for such periods.
(iii) Except for the incurrence of Indebtedness under this Agreement, nothing has occurred since June 30, 2008 that has had or could reasonably be expected to have a Material Adverse Effect.

(c) Except as fully reflected in the financial statements and the notes thereto described in Section 6.10(b), there was as of the Second Restatement Effective Date no material Contingent Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction with respect to Parent or any of its Subsidiaries which, either individually or in aggregate, would be material to Parent, OpCo and their respective Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to June 30, 2008.
6.11. Security Interests. On and after the First Restatement Effective Date, each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable (and, to the extent perfection thereof can be accomplished pursuant to the filings or other actions required by the Security Documents, perfected) security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Collateral may be subject to Permitted Liens relating thereto), in favor of the Administrative Agent for the benefit of the Lenders. No filings or recordings are required in order to perfect the security interests created under any Security Document that are required by the Security Documents to be perfected except for filings or recordings which shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof.
6.12. Tax Returns and Payments. Except as set forth on Annex 6.12, each of Parent and its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. Parent and each of its Subsidiaries have paid, or have provided adequate reserves in accordance with GAAP (in the good faith judgment of the management of Parent) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.
6.13. Compliance with ERISA. Except as set forth on Annex 6.13, each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to a Plan have been timely made; neither a Credit Party, nor any Subsidiary of a Credit Party, nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to a Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of a Credit Party, or any Subsidiary of a Credit Party or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan; and the Credit Parties and their Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to which could reasonably be expected to have a Material Adverse Effect on the ability of Parent, OpCo or any other Credit Party to perform its obligations under this Agreement and the other Documents to which it is a party, except to the extent that all events described in the preceding clauses of this Section 6.13 and then in existence would not, in the aggregate, be likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (within the meaning of Section 4001(a)(3) of ERISA) the representations and warranties in this Section 6.13 are made to the best knowledge of Parent and OpCo.

6.14. Subsidiaries. (a) Annex 6.14 hereto lists each Subsidiary of Parent and of OpCo (and the direct and indirect ownership interest of Parent therein), in each case existing on the Second Restatement Effective Date. Parent or OpCo (as indicated on Annex 6.14) will at all times own directly or indirectly 100% of the outstanding capital stock of all of said entities except to the extent otherwise permitted pursuant to Section 8.1, 8.2 or 8.6.
(b) There are no restrictions on Parent or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of Parent to Parent, other than prohibitions or restrictions permitted by Section 8.9(b).
6.15. Intellectual Property. The Parent and each of its Subsidiaries owns, or is licensed to use, all material trademarks, trade names, copyrights, technology, know-how, patents, servicemarks, licenses and processes and other rights (“Intellectual Property”) free from burdensome restrictions that are necessary for the conduct of their business taken as a whole as currently conducted and as proposed to be conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect.
6.16. Pollution and Other Regulations. Except as set forth on Annex 6.16, (a) each of Parent and its Subsidiaries is, and, since January 1, 2004, has been, in compliance with all Environmental Laws governing or relating to its business, and to the knowledge of Parent and its Subsidiaries, there is no condition or circumstance that would be likely to prevent or interfere with such compliance in the future, except in each case, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect, (b) all licenses, permits, registrations or approvals required for the business of Parent and each of its Subsidiaries, as conducted as of the Second Restatement Effective Date, under any Environmental Law have been secured, and Parent and each of its Subsidiaries is, and has been, in substantial compliance therewith, except for such failure to secure or to comply therewith that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) since January 1, 2004, neither Parent nor any of its Subsidiaries has received any written communication from any Person alleging that it is in noncompliance with, breach of or default under, any applicable writ, order, judgment, injunction, or decree to which Parent or such Subsidiary is a party or which would affect the ability of Parent or such Subsidiary to operate its business or any Real Property, except in each such case, such noncompliance, breaches or defaults that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (d) there are no facts, circumstances, conditions or occurrences relating to the business of Parent or any of its Subsidiaries or on or relating to any Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against Parent, any of its Subsidiaries or any Real Property of Parent or any of its Subsidiaries, or (ii) to cause Real Property of Parent or any of its Subsidiaries to be subject to any restrictions on the ownership, occupancy, use or transferability of Real Property of Parent or any of its Subsidiaries under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.17. Properties. Parent, OpCo and each of their respective Subsidiaries have good and marketable title to all material properties owned by them, including all property reflected in the most recent consolidated balance sheet of Parent and its Subsidiaries as referred to in Section 6.10(b), free and clear of all Liens, other than (i) as referred to in such consolidated balance sheet or in the notes thereto or (ii) otherwise permitted by Section 8.2 or 8.3. Annex 1.1B contains a true and complete list of each Real Property owned or leased by Parent or any of its Subsidiaries on the Second Restatement Effective Date, that has, in the reasonable judgment of the Borrowers on such date, a fair market value in excess of $750,000 and the type of interest therein held by Parent or the respective Subsidiary.

6.18. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Credit Party pending or, to the knowledge of Parent or OpCo, threatened; (b) hours worked by and payments made to employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Credit Parties on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Credit Parties.
6.19. Holding Company Status. Parent will not engage in any business or operations other than those expressly permitted herein, complying with its obligations under the Credit Documents, owning capital stock of its Subsidiaries formed in accordance with Section 8.1 and activities incidental thereto including providing ancillary support and management services to Subsidiaries of Parent.
6.20. No Default. None of Parent, OpCo or any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
6.21. Regulation H. Except as set forth on Annex 6.21, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
SECTION 7. AFFIRMATIVE COVENANTS. Each of Parent and OpCo covenants and agrees that on the First Restatement Effective Date and thereafter and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
7.1. Information Covenants. Parent will furnish to each Lender:
(a) Annual Financial Statements. Within 90 days after the close of each fiscal year of Parent, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and of changes in shareholder’s deficit and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of Parent or any of its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of Parent, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines).
(b) Quarterly Financial Statements. As soon as available and in any event (i) within 60 days after the close of the quarterly accounting period ending on September 30, 2009 and (ii) within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year thereafter, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations and of changes in shareholder’s equity (deficit) and of cash flows for such quarterly period, and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer, controller, chief accounting officer or other Authorized Officer of Parent, except for the absence of footnotes and subject to changes resulting from audit and normal year-end audit adjustments.

All such financial statements delivered pursuant to paragraphs (a) and (b) above shall present fairly in all material respects the consolidated financial condition of Parent and its consolidated Subsidiaries as at the applicable dates, and the consolidated results of their operations, their changes in equity (deficit) and their consolidated cash flows for the periods reflected therein, and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officers, as the case may be, and disclosed therein). Notwithstanding anything to the contrary contained in this Section 7.1, Parent and its Subsidiaries shall be deemed to have delivered financial statements pursuant to paragraph (a) above and this paragraph (b) with respect to any period for which it has timely filed its Form 10-K or Form 10-Q, as the case may be, with the SEC; provided that such Form 10-K or Form 10-Q, as the case may be, is publicly available on the SEC’s website (or a similar website) within the time periods required by paragraph (a) above and this paragraph (b).
(c) Budgets; etc. Not more than 75 days after the commencement of each fiscal year of Parent, annual budgets of Parent and its Subsidiaries for such fiscal year in reasonable detail, as customarily prepared by management for its internal use, setting forth, in reasonable detail, the principal assumptions upon which such budgets are based.
(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 7.1(a) and (b), a certificate of the chief financial officer, controller, chief accounting officer or other Authorized Officer of Parent, substantially in the form of Exhibit K, to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (A) the calculations required to establish (I) the Leverage Ratio then in effect for the Test Period ending on the last day of such fiscal period or year, (II) whether Parent and its Subsidiaries were in compliance with the provisions of Sections 8.5, 8.7, 8.9(a) (but only to the extent Parent has made redemptions or repurchases of the type described in clause (ii) thereof in such period or year), 8.13 and 8.14 as at the end of such fiscal period or year, as the case may be and (III) in the case of any certificate delivered with the financial statements referred to in Section 7.1(a), the amount of Excess Cash Flow for the Test Period and (B) the book value of the Vehicles owned by the Credit Parties as of the first and last day of such fiscal period and the aggregate number of Vehicles owned by the Credit Parties on such dates, the aggregate number of Vehicles acquired by the Credit Parties during such fiscal period and the aggregate number of Vehicles disposed of during such fiscal period.
(e) Notice of Default or Litigation. Promptly, and in any event within three Business Days after Parent or any of its Subsidiaries obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Parent or such Subsidiary proposes to take with respect thereto and (y) the commencement of or any material development in any litigation or governmental proceeding pending against Parent or any of its Subsidiaries in which the amount of Parent’s or any of its Subsidiaries’ uninsured exposure is $3,000,000 or more or is reasonably likely to have a material adverse effect on the ability of Parent or any Credit Party to perform its obligations hereunder or under any other Credit Document.

(f) Other Information. Promptly upon transmission thereof, notice of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the “SEC”) by Parent or any of its Subsidiaries that are publicly available and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.
7.2. Books, Records and Inspections. Parent will, and will cause its Subsidiaries to, permit, upon notice to the chief financial officer, controller or any other Authorized Officer of Parent, officers and designated representatives of the Administrative Agent or the Syndication Agent (and, during the continuance of an Event of Default, designated representatives of the Required Lenders) to visit and inspect any of the properties or assets of Parent and any of its Subsidiaries in whomsoever’s possession, and to examine the books of account of Parent and any of its Subsidiaries and discuss the affairs, finances and accounts of Parent and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and (if either Borrower so requests, with an officer of such Borrower present) independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Syndication Agent or, if applicable, the Required Lenders may desire, including, without limitation, at such time as either Borrower notifies the Administrative Agent or the Syndication Agent that it expects to request a Borrowing to fund a Permitted Business Acquisition.
7.3. Maintenance of Insurance. Parent will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice or otherwise as are acceptable to the Administrative Agent in its reasonable discretion. Parent will, and will cause each of its Subsidiaries to, furnish on the Second Restatement Effective Date and annually thereafter to the Administrative Agent certificates of insurance carried and other evidence of such insurance, if any, naming the Administrative Agent as an additional insured and/or loss payee to the extent appropriate.
7.4. Payment of Taxes. Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Parent or any of its Subsidiaries, provided that neither Parent nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Parent) with respect thereto in accordance with GAAP.
7.5. Franchises. Parent will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and material authority, provided that any transaction permitted by Section 8.2 will not constitute a breach of this Section 7.5.
7.6. Compliance with Contractual Obligations and Laws, Statutes, etc. Parent will, and will cause each Subsidiary to, comply with all Contractual Obligations, applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those the non-compliance with which could not reasonably be expected to have a Material Adverse Effect.

7.7. ERISA. As soon as possible and, in any event, within 15 days after a Credit Party or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Parent will deliver to each of the Lenders a certificate of the chief financial officer of Parent setting forth details as to such occurrence and such action, if any, which the Credit Party, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Credit Party, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is reasonably likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a contribution required to be made to a Plan has not been timely made; that a Plan which has an Unfunded Current Liability has been or is likely to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability and there is a failure to make a required contribution, which gives rise to a lien under ERISA or the Code; that proceedings are reasonably likely to be or have been instituted to terminate a Plan which has an Unfunded Current Liability or to appoint a trustee to administer a Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate will or is reasonably likely to incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(1) or 502(i) of ERISA, or that, other than as set forth on Annex 6.13, a Credit Party or any Subsidiary of a Credit Party is reasonably likely to incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). Notwithstanding the foregoing, Parent will not be required to deliver any notice otherwise required by this Section 7.7 if it relates to an ERISA Affiliate (other than Parent and it Subsidiaries), unless the event or other subject of such notice could reasonably be expected to result in a liability material to Parent and its Subsidiaries, taken as a whole. Upon request of a Lender, Parent will deliver to such Lender a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the previous sentences hereof, copies of any material notices received by a Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate, with respect to a Plan shall be delivered to the Lenders no later than 15 days after such are received by Parent, the Subsidiary or the ERISA Affiliate, as applicable.
7.8. Good Repair. Parent will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 8.5, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.
7.9. Payment of Obligations. Parent will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (other than Indebtedness) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Credit Party.

7.10. Environmental Laws. Parent will, and will cause each of its Subsidiaries to, (a) comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
7.11. Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 6.5.
7.12. Additional Collateral. (a) With respect to any property acquired after the Second Restatement Effective Date by any Credit Party (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 8.3(k)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, each of Parent and its Domestic Subsidiaries agrees to promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Administrative Agent reasonably requests in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property having the priority required by the Guarantee and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.
(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $750,000 acquired after the Second Restatement Effective Date by any Credit Party (other than any such real property subject to a Lien expressly permitted by Section 8.3(k)), each of Parent and its Domestic Subsidiaries agrees to promptly (i) cause each Credit Party which is the fee owner of such real property to execute and deliver a deed of trust, mortgage or similar document, in each case, substantially in the form of Exhibit I or otherwise in form and substance reasonably satisfactory to the Administrative Agent (each a “Mortgage”), in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(c) With respect to any new Domestic Subsidiary created or acquired after the Second Restatement Effective Date by any Credit Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in 100% of the capital stock of such new

Domestic Subsidiary that is owned by any Credit Party, (ii) deliver to the Administrative Agent the certificates representing such capital stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Credit Party, (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably deemed necessary or advisable by the Administrative Agent to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary having the priority required by the Guarantee and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit E, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(d) With respect to any new Foreign Subsidiary created or acquired after the Second Restatement Effective Date by any Credit Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the capital stock of such new Foreign Subsidiary that is owned by any such Credit Party (provided that in no event shall more than 66% of the total outstanding voting capital stock of any such new Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such capital stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Credit Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
7.13. Interest Rate Agreements. OpCo shall no later than 180 days following the First Restatement Effective Date enter into Interest Rate Agreements, reasonably acceptable to the Administrative Agent, establishing a fixed or maximum interest rate in respect of at least 35% of the aggregate principal amount of Tranche B Term Loans for a period of at least two years or any shorter period which shall be satisfactory to the Administrative Agent. OpCo shall no later than 180 days following the First Amendment Effective Date enter into Interest Rate Agreements, reasonably acceptable to the Administrative Agent, establishing a fixed or maximum interest rate in respect of at least 35% of the aggregate principal amount of Tranche C Term Loans for a period of at least two years or any shorter period which shall be satisfactory to the Administrative Agent.
SECTION 8. NEGATIVE COVENANTS. Each of Parent and OpCo hereby covenants and agrees that as of the First Restatement Effective Date and thereafter until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder are paid in full:
8.1. Changes in Business. Except as otherwise permitted by Section 8.2, Parent will not, and will not permit any of its Subsidiaries to, engage in any business or operations, or expand its business or operations, other than specialty contracting services business or operations for the electric, gas and power industries and any ancillary services or any investments related thereto (including as set forth in Section 6.19). Parent will: (a) except as set forth in Section 6.19, engage in no business or activity other than complying with its obligations under the Credit Documents, the ownership of all of the capital stock of Subsidiaries of the Parent and other Subsidiaries formed in accordance with this Agreement; (b) own no capital stock other than capital stock of Subsidiaries of the Parent; (c) not contract, create, incur, assume or suffer to exist any Indebtedness except pursuant to the Credit Documents and as permitted by Section 8.4 and (d) not own any assets other than capital stock of OpCo, the other Credit Parties, and de minimis amounts of other assets incidental to the conduct of its business; provided, that Parent or any other Credit Party may form one or more additional Domestic or Foreign Subsidiaries if (y) each such Domestic or Foreign Subsidiary conducts business of substantially the same character as the business described in this Section 8.1, and (z) Parent or such Credit Party complies with Sections 7.12 and 8.6 with respect to each such Domestic or Foreign Subsidiary.

8.2. Consolidation, Merger, Sale of Assets, etc. Parent will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory, equipment or Cash Equivalents sold in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:
(a) except as otherwise provided in the Security Documents, any Subsidiary of either Borrower may be merged or consolidated with or into, or be wound up, liquidated into or dissolved into, either Borrower or a Wholly-Owned Subsidiary of either Borrower (so long as (i) such Borrower or such Wholly-Owned Subsidiary is the surviving entity and (ii) if any such merger or consolidation involves a Domestic Subsidiary, a Domestic Subsidiary is the surviving entity), or all or any part of its business, properties and assets may be conveyed, leased, sold or transferred to either Borrower or a Wholly-Owned Subsidiary of either Borrower (which must be a Domestic Subsidiary if the transaction involves the conveyance, lease, sale or transfer of all or substantially all the properties and assets of a Domestic Subsidiary), provided that such Borrower may not be a party to any merger, consolidation or liquidation otherwise permitted by this clause (a) involving a Subsidiary that is not a Wholly-Owned Subsidiary, and provided further that in each case all Liens created pursuant to a Security Document on any assets of a Subsidiary affected by any of the foregoing events (other than (i) Liens on the capital stock issued by a Subsidiary that does not survive such event if, in connection therewith, such capital stock is cancelled and (ii) Liens on assets sold to a Foreign Subsidiary) shall remain in full force and effect after giving effect thereto;
(b) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Sections 8.6 and 8.9;
(c) sales of assets pursuant to any sale and leaseback transaction permitted by Section 8.11;
(d) other sales or dispositions of assets by the Borrowers and their respective Subsidiaries, provided that (i) the aggregate fair market value of the assets so sold or disposed shall not exceed $7,500,000 in any fiscal year (such fair market value as determined by the Board of Directors of Parent), (ii) each such transaction results in consideration at least 80% of which shall be in the form of cash and the remainder, if any, of which shall consist of promissory notes issued by the relevant purchaser and pledged to the Administrative Agent for the benefit of the Lenders pursuant to the relevant Security Document, and (iii) the Net Cash Proceeds of any such sale are applied to repay the Loans as and to the extent provided in Section 4.2(a)(iii), and, provided further, that the sale or disposition of the capital stock of (i) OpCo shall be prohibited; and (ii) any Subsidiary of the Borrowers shall be prohibited unless it is for all of the outstanding capital stock of such Subsidiary owned (directly or indirectly) by the Borrowers;
(e) the license of intellectual property in the ordinary course of business of either Borrower or any of their respective Subsidiaries;

(f) leases or subleases granted to others not interfering in any material respect with the business of Parent or any of its Subsidiaries;
(g) sales of investment assets acquired in connection with the Deferred Compensation Plan or any Deferred Compensation Agreement, the proceeds of which are used to acquire other investment assets or to make deferred compensation payments to current and former officers and employees of OpCo and its Subsidiaries pursuant to such Plan; and
(h) sales of obsolete, worn-out or surplus assets no longer used or usable in the business of Parent or any of its Subsidiaries.
8.3. Liens. Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Parent or any such Subsidiary, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Parent or any of its Subsidiaries) or assign any right to receive income, or file or authorize the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except:
(a) Liens for taxes and assessments not yet due and payable or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of Parent) have been established;
(b) Liens in respect of property or assets of Parent or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Parent or any Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;
(c) Liens created by or pursuant to this Agreement or the other Credit Documents securing the Obligations; provided that (i) the maximum aggregate amount of Obligations secured in connection with all Specified Fuel Hedge Agreements shall not exceed $7,500,000 minus all amounts paid to the Fuel Hedge Providers as of such date pursuant to Section 6.5 of the Guarantee and Collateral Agreement, (ii) all Obligations in connection with all Specified Fuel Hedge Agreements shall be secured on a pro rata basis (based as of any time on the Credit Parties’ respective exposure thereunder calculated on a mark-to-market basis at such time or, if a Specified Fuel Hedge Agreement shall have been terminated, based on the Credit Parties’ termination payment thereunder as of such time), and (iii) the maximum aggregate amount of Obligations secured in connection with all Specified Cash Management Agreements shall not exceed $7,000,000;
(d) Liens on assets of the Parent and its Subsidiaries existing on the Second Restatement Effective Date and listed on Annex 8.3(d) hereto and extensions, renewals and replacements thereof; provided that no such Lien is spread to cover any additional property after the Second Restatement Effective Date and that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement;

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.9;
(f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts (which, for the avoidance of doubt, shall not include any Hedge Agreements, Fuel Hedge Agreements, Cash Management Agreements or similar arrangements), leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);
(g) leases or subleases granted to others not interfering in any material respect with the business of any Parent or its Subsidiaries;
(h) easements, encroachments, covenants, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries and municipal and zoning ordinances;
(i) Liens arising from UCC financing statements regarding leases permitted by this Agreement;
(j) any interest or title of a lessor under any lease permitted by this Agreement;
(k) Liens on assets of either Borrower or any of their respective Subsidiaries thereof, each of which Liens (i) existed on such assets before the time of their acquisition by such Borrower or such Subsidiary, were not created in contemplation thereof and secure Indebtedness permitted by Section 8.4(c)(i), or (ii) existed on such assets of any Subsidiary before the time it became a Subsidiary, were not created in contemplation of the owner thereof becoming a Subsidiary and secure Indebtedness permitted by Section 8.4(c)(i), or (iii) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, the cost of such assets and secure Indebtedness permitted by Section 8.4(c)(ii) (including Capital Lease Obligations permitted by Section 8.4(c)(ii)) ; provided that, with respect to Liens referred to in this clause (iii), (A) such Liens and the Indebtedness secured thereby are incurred within 90 days of the acquisition of such asset, (B) such Liens shall at all times be confined to the assets (or, with respect to any such asset, the group of assets together with which it is acquired) so acquired and improvements, alterations, replacements and modifications thereto and (C) the principal amount of the Indebtedness secured by such Liens shall in no case exceed 100% of the cost of the assets (or group of assets) subject thereto at the time of acquisition thereof, and provided, further that with respect to each Lien referred to in this paragraph (k), any extension, renewal or replacement thereof shall be permitted only to the extent that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement;
(l) Liens on cash reserves securing Indebtedness in respect of letters of credit or bonds permitted by Section 8.4(g);
(m) Liens on assets sold pursuant to a Qualified Sale/Leaseback Transaction securing Capital Lease Obligations arising therefrom permitted by Section 8.4(l);

(n) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all their respective Subsidiaries) $4,000,000 at any one time;
(o) Liens on the Escrow Amount (as defined in the Acquisition Agreement) pursuant to Section 1.03(d) of the Acquisition Agreement; and
(p) Liens on cash and Cash Equivalents securing Indebtedness incurred in respect of Permitted Letter of Credit Facilities permitted pursuant to Section 8.4(p), provided that the aggregate value of such cash and Cash Equivalents shall not exceed 110% of the principal amount of such Indebtedness.
8.4. Indebtedness. Parent will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, including Letters of Credit;
(b) Indebtedness of either Borrower to any Subsidiary of either Borrower and of any Wholly-Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;
(c) Indebtedness (including, without limitation, in the case of clause (y) below, Capital Lease Obligations) secured by Liens permitted by (x) Section 8.3(k)(i) or (ii) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding or (y) Section 8.3(k)(iii) in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding;
(d) existing Indebtedness listed on Annex 8.4(d) hereto (“Existing Indebtedness”) and any renewals, extensions, refundings or refinancings of such Indebtedness, provided the amount thereof is not increased and the maturity of principal thereof is not shortened (unless to a maturity occurring after the Tranche C Term Facility Final Maturity Date);
(e) Indebtedness under (i) Interest Rate Agreements and (ii) Fuel Hedge Agreements, in each case, entered into after the Original Borrowing Date (provided that such Agreements are entered into to hedge actual amounts and not for speculative purposes);
(f) Indebtedness of Parent represented by the obligations of Parent to make payments with respect to the cancellation or repurchase of certain stock or stock options or warrants in respect of Parent Common Stock granted to management investors pursuant to the Shareholders’ Agreements;
(g) Indebtedness in respect of letters of credit (other than Permitted Letter of Credit Facilities permitted pursuant to Section 8.4(p) and Letters of Credit) or bonds backing obligations under insurance policies or related to self-insurance obligations or related to surety bonds in an aggregate amount not to exceed $15,000,000;
(h) guarantees by either Borrower or any of their respective Subsidiaries of the obligations of Joint Ventures in which such Borrower or such Subsidiary is a party, not exceeding $25,000,000 in aggregate amount at any time outstanding;

(i) guarantees by any Credit Party of any Indebtedness of any other Credit Party permitted pursuant to the other provisions of this Section 8.4;
(j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business, and any refinancings thereof to the extent not provided to secure the repayment of other Indebtedness;
(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;
(l) Capital Lease Obligations arising out of Qualified Sale/Leaseback Transactions;
(m) additional unsecured Indebtedness of either Borrower or any of their respective Subsidiaries in an aggregate principal amount (for the Borrowers and all their respective Subsidiaries) not to exceed $50,000,000 at any one time outstanding;
(n) Indebtedness arising from post-closing obligations related to the Acquisition permitted by Section 8.6(i);
(o) Indebtedness incurred pursuant to Cash Management Agreements entered into in the ordinary course of business; and
(p) Indebtedness in an aggregate principal amount not to exceed $25,000,000 under any Permitted Letter of Credit Facility; provided that (i) such Permitted Letter of Credit Facility shall be unsecured other than by Liens permitted pursuant to Section 8.3(p) and (ii) Indebtedness shall only be permitted to be incurred pursuant to this Section 8.4(p) if at the date of any issuance of a letter of credit under a Permitted Letter of Credit Facility (y) the aggregate amount of the Letter of Credit Outstandings shall equal an amount such that the issuance of such letter of credit as a Letter of Credit hereunder would result in the Letter of Credit Outstandings exceeding the amount permitted pursuant to Section 2.1(b) and (z) Parent would be able to make a Dividend pursuant to Section 8.9(a)(ix) in at least an amount equal to the Liens arising from such Permitted Letter of Credit Facility permitted pursuant to Section 8.3(p), provided that if such date of issuance is after July 1, 2011 and the expiry date of such Permitted Letter of Credit is at least 12 months after such date of issuance, then clause (y) shall not apply.
8.5. Capital Expenditures. (a) Except for expenditures permitted pursuant to Section 8.6, Parent will not, and will not permit any of its Subsidiaries to, make Consolidated Capital Expenditures, provided that the Borrowers and their respective Subsidiaries may make Consolidated Capital Expenditures during each fiscal year of Parent set forth below in an aggregate amount not in excess of the amount set forth opposite such fiscal year below (the amount so set forth for any such fiscal year, the “Yearly Amount” for such fiscal year).

Capital Expenditure
Fiscal Year	Amount
2005	$60,000,000
2006	$60,000,000
2007	$60,000,000
2008 and thereafter	$70,000,000

(b) Notwithstanding anything to the contrary contained in Section 8.5(a), to the extent the Yearly Amount is not expended in any fiscal year pursuant to Section 8.5(a) above, 50% of such unused amount may be carried forward to the succeeding fiscal year (it being understood and agreed that amounts expended in any fiscal year pursuant to Section 8.5(a) shall be applied against the Yearly Amount for such fiscal year before being applied against amounts carried forward from the prior fiscal year).
8.6. Advances, Investments and Loans. Parent will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except:
(a) Parent or any of its Subsidiaries may invest in cash and Cash Equivalents;
(b) Either Borrower and any of their respective Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(c) the intercompany Indebtedness described in Section 8.4(b) shall be permitted to the extent pledged pursuant to the Guarantee and Collateral Agreement;
(d) the investments owned by either Borrower and each of their respective Subsidiaries on the Second Restatement Effective Date and set forth in Annex 8.6(d) may continue to be owned by such Borrower and such Subsidiary;
(e) loans and advances to officers and employees in the ordinary course of business in an aggregate principal amount not to exceed $250,000 at any time outstanding;
(f) either Borrower and any of their respective Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(g) Interest Rate Agreements and Fuel Hedge Agreements, in each case permitted by Section 8.4(e);
(h) Parent may make capital contributions to any Credit Party, and any Credit Party may make capital contributions to, or purchase additional shares of capital stock of, any Wholly-Owned Subsidiary Guarantor;
(i) the Acquisition and the transactions contemplated by the Acquisition Documents, including the Escrow Amount (as defined in the Acquisition Agreement), the Adjusted AEP Amount, the Federal Project Cash Flow Amount and any post-closing adjustments to the extent that the Adjusted Purchase Price (as defined in the Acquisition Agreement) exceeds the Estimated Purchase Price (as defined in the Acquisition Agreement);

(j) Permitted Business Acquisitions; provided that neither Borrower nor any of their respective Subsidiaries shall be permitted to make any Permitted Business Acquisition if, after giving effect thereto, the sum of (A) the aggregate amount of consideration (whether cash or property, as valued in good faith by the Board of Directors of the Parent but excluding Earnout Payments) given by the Borrowers and all their respective Subsidiaries for all Permitted Business Acquisitions made after the First Restatement Effective Date (net of any return representing return of capital of (but not return on) any such investment) plus (B) the sum of (i) the aggregate amount of Earnout Payments theretofore made subsequent to the First Restatement Effective Date and (ii) the aggregate then maximum amount of the Earnout Payments that the Borrowers and all their respective Subsidiaries could be required to pay in the future under agreements with respect thereto then in effect would exceed the sum of (x) $30,000,000 plus (y) the Available Amount at the time of such Permitted Business Acquisition, provided that, Earnout Payments may not exceed $40,000,000;
(k) the redemption or repurchase by Parent of Parent Common Stock, Series A Preferred or Additional Permitted Preferred (and any options or warrants relating thereto) in accordance with clauses (ii), (iv), (v), (vi), (vii) and (viii) of Section 8.9(a);
(l) promissory notes issued to either Borrower or any of their respective Subsidiaries by the purchasers of assets sold in accordance with Section 8.2(d);
(m) guarantees expressly permitted by Sections 8.4(h) and (i);
(n) investments made by OpCo in investment assets in amounts equal to the amounts of compensation payable to current and former officers and employees of OpCo and its Subsidiaries that are deferred pursuant to the Deferred Compensation Plan and any Deferred Compensation Agreements (plus amounts equal to the earnings or gains on such investment assets);
(o) in addition to investments otherwise expressly permitted by this Section, investments by either Borrower or any of their respective Subsidiaries in an aggregate amount (valued at cost and net of any return representing return of (but not return on) any such investment) not to exceed $7,500,000 (less the aggregate amount of all payments made pursuant to clause (x)(B) of the proviso to Section 8.9(a)(iv)) outstanding at any time;
(p) investments made by any Credit Party in Term Loans made pursuant to any Credit Party Loan Purchases effected in accordance with Section 12.4(e), provided that the cumulative aggregate cash consideration paid to all assigning or selling Lenders by any Credit Party in respect of all any Credit Party Loan Purchases shall not exceed $40,000,000; and
(q) investments by any Credit Party in a Joint Venture or Foreign Subsidiary, provided that (A) the sum of (i) the aggregate value of such investments (measured as of the respective dates of such investments) and (ii) the aggregate value of all property transferred by all Credit Parties to all Joint Ventures and all Foreign Subsidiaries (measured as of the respective dates of such transfers), minus (B) the principal amount of all Indebtedness guaranteed pursuant to Section 8.4(h) shall not exceed $25,000,000.
8.7. Leases. Parent will not permit the aggregate payments (including, without limitation, any property taxes paid by Parent and its Subsidiaries as additional rent or lease payments) by Parent and its Subsidiaries on a consolidated basis under agreements in effect as of the First Restatement Effective Date and/or entered into after the First Restatement Effective Date (including any such agreement that is an extension, replacement, substitution, or renewal of any agreement entered into prior to such date) to rent or lease any real or personal property (exclusive of Capitalized Lease Obligations and leases arising out of any Qualified Sale/Leaseback Transaction) to exceed $50,000,000 in any fiscal year of Parent.

8.8. Prepayments of Indebtedness; Amendments to Documents, etc. Parent will not, and will not permit any of its Subsidiaries to:
(a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or defeasance or acquisition for value of (including, without limitation, by way of depositing with the agent or lenders with respect thereto money or securities before due for the purpose of paying when due) or exchange of any material Indebtedness (other than Indebtedness under this Agreement) other than refinancings of Indebtedness in accordance with Section 8.4;
(b) after the First Restatement Effective Date, amend or modify, or permit the amendment or modification of, any provisions of any Acquisition Documents in any manner materially adverse to the interests of the Lenders; or
(c) amend, modify or change in any manner adverse to the interests of the Lenders the Certificate of Incorporation (including, without limitation, by the filing or amendment of any certificate of designation or, with respect to the Series A Preferred), By-Laws or limited liability company agreement of Parent or any of its Subsidiaries, or any agreement entered into by Parent or any of its Subsidiaries with respect to its capital stock, or enter into any new agreement in any manner adverse to the interests of the Lenders with respect to the capital stock of Parent or any of its Subsidiaries. For the avoidance of doubt (a) mergers or consolidations of Credit Parties permitted under this Agreement shall not be deemed adverse to the interest of the Lenders and (b) Credit Parties may change their legal names upon prior written notice of such name change to the Administrative Agent in accordance with the Guarantee and Collateral Agreement.
8.9. Dividends, etc. (a) Parent will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in capital stock of such Person) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of either Borrower or any other Subsidiary of Parent (excluding any purchase by any Subsidiary of capital stock of any of its Subsidiaries), as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing “Dividends”), except that:
(i) any Subsidiary of either Borrower may pay Dividends to its equityholders and the applicable Borrower or any Subsidiary of Parent may pay Dividends to Parent;

(ii) Parent may redeem or repurchase Parent Common Stock and Series A Preferred (and any options or warrants relating thereto) from any present or former member of management or other key employee upon the death, permanent disability, retirement or termination of employment of any such Person (any such event in respect of a present or former member of management or a key employee, a “Repurchase Triggering Event”), provided that (x) no Default under Section 9.1 or Event of Default is then in existence or would arise therefrom, (y) the aggregate amount of all cash paid in respect of such shares so redeemed or repurchased from all such Persons (other than pursuant to the Pike Holdings 2005 Employee Stock Purchase Plan) shall not exceed $2,000,000 in any fiscal year of Parent or $6,000,000 in the aggregate after the Original Borrowing Date and (z) the aggregate amount of all cash paid in respect of such shares so redeemed or repurchased in accordance with the Pike Holdings 2005 Employee Stock Purchase Plan shall not exceed $1,500,000 in the aggregate after the First Restatement Effective Date and; provided further that in the event that Parent subsequently resells to any member of its, OpCo’s or any of their respective Subsidiaries’ management, to any key employee or to a party acceptable to the Administrative Agent (provided that any such party shall simultaneously transfer all such shares purchased by it to a member of management of Parent, the Borrowers or such Subsidiary or a key employee, or for the benefit of one or more members of management or key employees (to the extent that such shares are, simultaneously with such transfer, reserved for issuance to such members of management or such key employees pursuant to an employee incentive plan)) any shares redeemed or repurchased pursuant to this clause (ii), the amount of repurchases Parent may make pursuant to this clause (ii) shall be increased by an amount equal to any cash received by Parent upon the resale of such shares or upon the issuance of shares to members of management, key employees or other party;
(iii) [Intentionally Omitted];
(iv) Parent may, in accordance with the terms of the Series A Preferred and if no Event of Default shall have occurred and then be continuing, repurchase shares of the Series A Preferred transferred in violation of the transfer restrictions applicable to such shares set forth in Section 10(c) of the Certificate of Designations for the Series A Preferred, provided that (x) no such repurchase shall be for an amount in excess of the sum of (A) the Available Amount plus (B) the unused amount permitted by Section 8.6(o), in each case, at the time of such repurchase and (y) the aggregate amount expended subsequent to the Original Borrowing Date in connection with all such repurchases shall not exceed $5,000,000;
(v) Parent may effect adjustments to the adjusted base value of (a) the Series A Preferred in accordance with the terms of the Series A Preferred and (b) the Additional Permitted Preferred in accordance with the terms of the Additional Permitted Preferred;
(vi) Parent may (A) so long as the Leverage Ratio is then less than or equal to 2.75 to 1.00, redeem or repurchase Parent Common Stock held by LGB and its Affiliates in exchange for the issuance by Parent of preferred stock of Parent having terms not less favorable to the Lenders than the terms of the Series A Preferred, provided that the inclusion in such preferred stock of (x) a higher dividend rate than that included in the Series A Preferred or (y) voting rights different from those granted to the Series A Preferred shall be deemed not to be less favorable to the Lenders, and (B) redeem or repurchase Series A Preferred pursuant to the conversion of Series A Preferred into Parent Common Stock in accordance with the terms of the Series A Preferred;
(vii) in addition to the Series A Preferred repurchased pursuant to Sections 8.9(a)(ii) and (iv), Parent may at any time, in accordance with the terms of the Series A Preferred and if no Event of Default shall have occurred and then be continuing, repurchase shares of the Series A Preferred in an aggregate amount expended subsequent to the First Restatement Effective Date not exceeding the sum of (x) $5,000,000 and (y) the aggregate amount of Equity Contributions not previously utilized pursuant to clauses (y)(1), (y)(2) and (y)(3) of the definition of “Available Amount” prior to the date of such repurchase;

(viii) on or before April 10, 2005, OpCo may pay a dividend in one or more installments to Parent in an amount not in excess of the Tranche C Term Loans to permit Parent to, and Parent may (A) in addition to the Series A Preferred purchased pursuant to Sections 8.9(a)(ii), (iv) and (vii), at any time in accordance with the terms of the Series A Preferred, redeem or repurchase shares of the Series A Preferred in an aggregate amount expended subsequent to the First Amendment Effective Date not exceeding $20,000,000 and (B) redeem or repurchase Parent Common Stock and options for Parent Common Stock and make payments for partial cancellation of options for Parent Common Stock in an aggregate amount expended subsequent to the First Amendment Effective Date, under this clause (B), not exceeding $127,500,000;
(ix) Parent may (A) pay, redeem or repurchase Dividends on any date on which no Default or Event of Default is in existence or would be in existence on a pro forma basis after giving effect to the payment, redemption or repurchase of such Dividend and (B) pay, redeem or repurchase any Dividend within 60 days after the date of declaration of the Dividend if at the date of declaration the Dividend would have complied with subclause (A) of this clause (ix); provided that (x) the aggregate cumulative amount of Dividends payable under this clause (ix) shall not exceed (1) the sum of $30,000,000 and 50% of the cumulative Excess Cash Flow (commencing with Excess Cash Flow in respect of Parent’s fiscal year ending June 30, 2010) minus (2) the sum of the value of all cash collateral securing obligations under all Permitted Letter of Credit Facilities and the aggregate cumulative amount of cash expended by the Credit Parties in connection with all Credit Parties Loan Purchases; (y) the Leverage Ratio for the most recent Test Period last ended on or before the date of payment of such Dividend is less than 2.00 to 1.00 on a pro forma basis after giving effect to the payment of such Dividend; and (z) there are no Revolving Loans outstanding as of the date of declaration of such Dividend (it being understood that outstanding Letters of Credit shall not be considered to be Revolving Loans for purposes of this clause (z));
(x) Parent may issue any class or series of capital stock so long as such class or series of capital stock (i) is not convertible into Indebtedness, (ii) is not due or redeemable (whether by voluntary or mandatory redemption and whether by means of a change of control provision, put right, event of default or any other similar provision) prior to the Tranche C Term Facility Final Maturity Date and (iii) does not contain terms that, directly or indirectly, establish financial covenants or establish approval right over mergers, acquisitions, dispositions or other similar matters, and must otherwise have terms reasonably satisfactory to the Administrative Agent.
(b) Parent will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay Dividends or make other distributions or pay any Indebtedness owed to either Borrower or any other Subsidiary of Parent, (b) make loans or advances to OpCo or any other Subsidiary of Parent or (c) transfer any of its properties or assets to either Borrower or any Subsidiary of Parent or (B) the ability of either Borrower or any other Subsidiary of Parent to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of:
(i) this Agreement and the other Credit Documents;
(ii) applicable law;

(iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices;
(iv) any restriction or encumbrance with respect to a Subsidiary of either Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;
(v) any restriction or encumbrance with respect to any assets of either Borrower or any of their respective Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets, provided that such sale or disposition is permitted under this Agreement and such restriction or encumbrance shall only be effective against the assets to be sold or disposed of;
(vi) Liens permitted under Section 8.3 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens; and
(vii) restrictions on the ability of either Borrower to create Liens on investment assets acquired by either Borrower with amounts constituting deferred compensation owing to current and former employees pursuant to the Deferred Compensation Plan or any Deferred Compensation Agreement (or amounts equal to the earnings or gains on such investment assets).
8.10. Transactions with Affiliates. Parent will not, and will not permit any Subsidiary of Parent to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate of Parent or such Subsidiary other than on terms and conditions substantially as favorable to Parent or such Subsidiary as would be obtainable by Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate of Parent or such Subsidiary, provided that the foregoing restrictions shall not apply to (i) transactions set forth in Annex 8.10 hereto, provided that no amount shall be paid by Parent or any Subsidiary of Parent in connection with such transactions with LGB and its Affiliates during the continuation of an Event of Default, (ii) payments pursuant to the Management Advisory Agreement, without giving effect to any amendments, supplements or other modifications thereto after the First Restatement Effective Date (other than those that reduce the amounts of such payments) and the payment of the Termination Fee on or before the date immediately after the receipt by Parent of the proceeds of the IPO so long as no Event of Default exists at the time of such payment, (iii) employment arrangements entered into in the ordinary course of business with employees and officers of Parent and its Subsidiaries, (iv) customary fees paid or other compensation arrangements provided to members of the Board of Directors of Parent and of its Subsidiaries, (v) transactions between or among either Borrower and their respective Wholly-Owned Subsidiaries, (vi) transactions between or among either Borrower and their respective Subsidiaries in the ordinary course of business, (vii) transactions contemplated by the Acquisition Documents (including payment of the Adjusted AEP Amount and the Federal Project Cash Flow Amount) and payments pursuant to the Deferred Compensation Agreements and (viii) transactions permitted by Section 8.6(k).
8.11. Sales and Leasebacks. Parent will not, and will not permit any Subsidiary of Parent to, enter into any arrangement with any Person providing for the leasing by any Credit Party of real or personal property that has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, other than (a) any such arrangement entered into in connection with (x) the financing of the acquisition of such property with the proceeds of purchase money Indebtedness incurred as permitted by Section 8.4(c)(y) or (y) the sale and leaseback of such property pursuant to an operating lease permitted by Section 8.7 within 90 days of the acquisition of such property by OpCo and its Subsidiaries, and (b) a Qualified Sale/Leaseback Transaction, provided that, the aggregate Net Cash Proceeds received from all Qualified Sale/Leaseback Transactions entered into subsequent to the Original Borrowing Date shall not exceed $30,000,000.

8.12. Changes in Fiscal Periods. Neither Borrower shall change its fiscal year to end on a day other than June 30 or change its method of determining fiscal quarters, except that either Borrower may change its fiscal year to end on or about December 31 and make corresponding changes to its method of determining fiscal quarters.
8.13. Cash Interest Coverage Ratio. Parent will not permit the Cash Interest Coverage Ratio for any Test Period to be less than 3.50 to 1.00.
8.14. Leverage Ratio. Parent will not permit the Leverage Ratio at the end of any Test Period ending on or about any date set forth below to be more than the ratio set forth opposite such date:

Fiscal Quarter End Date	Leverage Ratio
December 31, 2004	4.75 to 1.00
March 31, 2005	4.75 to 1.00
June 30, 2005	4.75 to 1.00
September 30, 2005	4.75 to 1.00
December 31, 2005	4.75 to 1.00
March 31, 2006	4.75 to 1.00
June 30, 2006	4.50 to 1.00
September 30, 2006	4.50 to 1.00
December 31, 2006	4.50 to 1.00
March 31, 2007	4.50 to 1.00
June 30, 2007	4.25 to 1.00
September 30, 2007	4.25 to 1.00
December 31, 2007	4.25 to 1.00
March 31, 2008	4.25 to 1.00
June 30, 2008	3.75 to 1.00
September 30, 2008	3.75 to 1.00
December 31, 2008	3.75 to 1.00
March 31, 2009	3.75 to 1.00
June 30, 2009	3.25 to 1.00
September 30, 2009	3.25 to 1.00
December 31, 2009	3.25 to 1.00
March 31, 2010	3.25 to 1.00
June 30, 2010	3.00 to 1.00
September 30, 2010	3.00 to 1.00
December 31, 2010	3.00 to 1.00
March 31, 2011	3.00 to 1.00
June 30, 2011	2.50 to 1.00
September 30, 2011	2.50 to 1.00
December 31, 2011	2.50 to 1.00
March 31, 2012	2.50 to 1.00
June 30, 2012 and thereafter	2.25 to 1.00

8.15. Deferred Compensation Liability. (a) Parent will not, and will not permit any of its Subsidiaries to, make any payments on account of the Deferred Compensation Liability during any fiscal year of OpCo in an aggregate amount exceeding the amount set forth opposite such fiscal year below (the amount so set forth for any such fiscal year, the “Deferred Compensation Liability Annual Amount” for such fiscal year):

Deferred Compensation
Fiscal Year	Liability Annual Amount
2005	$23,500,000
2006	$12,500,000
2007	$7,500,000
2008	$6,500,000
2009 and thereafter	$6,000,000
; provided that, the Deferred Compensation Liability Annual Amount for any fiscal year may be increased upon the delivery of a certificate of an Authorized Officer of OpCo certifying that the Deferred Compensation Liability has been finally determined pursuant to Section 1.06 of the Acquisition Agreement and specifying the increased amount of the Deferred Compensation Liability Annual Amount for each fiscal year, together with supporting calculations thereto, in an aggregate amount equal to the tax adjusted amount of any cash refund of the Adjusted Purchase Price applied to prepay the Term Loans pursuant to Section 4.2(a)(viii).
(b) Notwithstanding anything to contrary contained in Section 8.15(a), to the extent the Deferred Compensation Liability Annual Amount is not expended in any fiscal year pursuant to Section 8.15(a) above, 100% of such unused amount may be carried forward to the succeeding fiscal year (it being understood and agreed that amounts expended in any fiscal year pursuant to Section 8.15(a) shall be applied against the Deferred Compensation Liability Annual Amount for such fiscal year before being applied against amounts carried forward from the prior fiscal year).
(c) Notwithstanding anything to the contrary contained in Section 8.15(a), if, pursuant to any Pike Employment Agreement, OpCo shall be required to make any payment on account of the Deferred Compensation Liability during any fiscal year (the “Payment Year”) of any amount otherwise scheduled to be paid subsequent to such fiscal year pursuant to such Pike Employment Agreement, the Deferred Compensation Liability Annual Amount for the Payment Year shall be increased by the amount of such payment and the Deferred Compensation Liability Annual Amount for subsequent fiscal years shall be reduced by the amounts scheduled to be paid in such years which were paid during the Payment Year.
SECTION 9. EVENTS OF DEFAULT.
Upon the occurrence of any of the following specified events (each an “Event of Default”):
9.1. Payments. Either Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or
9.2. Representations etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.3. Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.1(e), 7.11 or Section 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.1, 9.2 or clause (a) of this Section 9.3) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders; or
9.4. Default Under Other Agreements. Any Credit Party or any of their Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than payment defaults described in Section 9.1 above) or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; provided that it shall not constitute an Event of Default pursuant to this Section 9.4 unless at the time of such default, defaults, events or conditions of the type described in clauses (i) and (ii) of this Section 9.4 shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or
9.5. Bankruptcy, etc. Any Credit Party or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Credit Party or any of its Material Subsidiaries and the petition is not controverted within ten days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party or any of its Material Subsidiaries; or any Credit Party or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party or any of its Material Subsidiaries; or there is commenced against any Credit Party or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of at least 60 days; or any Credit Party or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of at least 60 days; or any Credit Party or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by any Credit Party or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or
9.6. ERISA. (a) A Plan which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA) shall fail to satisfy the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or shall provide security to induce the issuance of such waiver or extension, (b) any Plan is or shall have been or is likely to be terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA, (c) any Plan shall have had or is likely to have a trustee appointed to administer such Plan, (d) a contribution required to be made to a Plan has not been timely made, (e) any Plan shall have an Unfunded Current Liability or (f) a Credit Party or a Subsidiary of a Credit Party or any ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29) of the Code; and there shall result from any such event or events described in the preceding clauses of this Section 9.6 the imposition of a lien upon the assets of Parent or any Subsidiary of a Credit Party, the granting of a security interest, or a liability or a material risk of incurring a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code, which lien, security interest, liability or penalty would have a Material Adverse Effect; or

9.7. Security Documents. Any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent the Liens purported to be created thereby with respect to assets that are material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole (except to the extent resulting from the failure of the Administrative Agent to maintain possession of Collateral as to which the Liens thereon are perfected solely by possession or from a sale or other disposition of such Collateral permitted hereby); or any Credit Party shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders (or such shorter period as may be specified in such Security Document); or
9.8. Guaranty. Any Guaranty or any provision thereof shall cease to be in full force or effect, except in each case to the extent resulting from a sale or liquidation of the applicable Guarantor permitted hereby, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such guarantor’s obligations under such Guaranty; or any Guarantor shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to the relevant Guaranty and if such default is a default in any obligation under such Guaranty other than to make payments in respect of the Obligations such default shall continue for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders (or such shorter period as may be specified in such Guaranty); or
9.9. Judgments. One or more judgments or decrees shall be entered against any Credit Party or any of their respective Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of $10,000,000 or more and (i) such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or
9.10. Change of Control. A Change of Control shall have occurred.
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against either Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.5 shall occur with respect to either Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Parent and the Borrowers; (iii) enforce, as Administrative Agent (or direct the Administrative Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrowers to pay (and the Borrowers hereby agree that upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.5 in respect of either Borrower, it will pay) to the Administrative Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrowers’ reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

Except as expressly provided in this Section and in the Security Documents, presentment, demand, protest and all other notices of any kind are hereby expressly waived with respect to the exercise of remedies upon an Event of Default.
SECTION 10. DEFINITIONS
As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:
“ABR Loans” shall mean Loans the rate of interest applicable to which is based upon the Alternate Base Rate.
“Acquisition” shall mean the purchase of all of the outstanding shares of common stock, no par value, of Red Simpson (constituting all the issued and outstanding capital stock of Red Simpson) by OpCo pursuant to the Acquisition Agreement.
“Acquisition Agreement” shall mean that certain Stock Purchase Agreement, dated as of May 4, 2004, by and among Sellers, Red Simpson and OpCo.
“Acquisition Documents” shall mean the Acquisition Agreement and all other documents entered into or delivered by OpCo or any of its Subsidiaries with or to Red Simpson or any of the Sellers in connection with the Acquisition Agreement.
“Additional Permitted Preferred” shall mean any preferred stock of Parent issued pursuant to clause (A) of Section 8.9(a)(vi).
“Adjusted AEP Amount” shall have the meaning provided in the Acquisition Agreement.
“Adjusted Purchase Price” shall have the meaning provided in the Acquisition Agreement.
“Adjustment Date” shall be as defined in the definition of Applicable Margin.
“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.9.
“Affected Loan” shall have the meaning provided in Section 4.2(b)(i).

“Affiliate” shall mean, as to any Person, (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder, member or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a). For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided, however, that members and Affiliates of the Parent that would not be Affiliates of Parent other than by reason of being a member or Affiliate of the Parent and that neither in fact participate in the management of any of the Parent or Parent, nor control or are controlled by the Parent or any of their Affiliates or are controlled by Parent or any of its Affiliates, who in fact participate in the management of any of the Parent or Parent, shall be deemed not to be Affiliates of Parent or any of its Subsidiaries.
“Agreement” shall mean this Second Amended and Restated Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.
“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Anticipated Reinvestment Amount” shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by either Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale or Recovery Event that such Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.
“Applicable Margin” shall mean, for each Type and category of Loan, the rate per annum, based upon the Leverage Ratio, as set forth under the relevant column heading and opposite the relevant category below:

				ABR Loans
	Eurodollar Loans			Revolving
		Tranche B	Tranche C	Loans and	Tranche B
	Revolving	Term	Term	Swingline	Term	Tranche C
Leverage Ratio	Loans	Loans	Loans	Loans	Loans	Term Loans
Greater than 2.75x	4.00%	1.75%	1.75%	3.00%	0.75%	0.75%

Less than or equal to 2.75x but greater than or equal to 2.50x	3.75%	1.50%	1.50%	2.75%	0.50%	0.50%

Less than 2.50x	3.50%	1.50%	1.50%	2.50%	0.50%	0.50%

For the purposes of this definition, changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered or deemed delivered to the Lenders pursuant to Section 7.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered or deemed delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered or deemed delivered, the highest rate set forth in each column of the above Applicable Margin grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the above Applicable Margin grid shall apply. Each determination of the Leverage Ratio pursuant to the above Applicable Margin grid shall be made in a manner consistent with the determination thereof pursuant to Section 8.14.
“Applicable Prepayment Percentage” shall mean (i) for any fiscal year ending prior to June 30, 2009, 75%, provided that, if the Leverage Ratio as of the last day of such fiscal year is not greater than 2.5 to 1.0, the Applicable Prepayment Percentage shall mean 50%; and (ii) for any fiscal year ending on or after June 30, 2009, 50%, provided that (y) if the Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.50 to 1.00 and greater than 2.00 to 1.00, the Applicable Prepayment Percentage shall mean 25% and (z) if the Leverage Ratio as of the last day of such fiscal year is less or equal to than 2.00 to 1.00, the Applicable Prepayment Percentage shall mean 0%.
“Approved Fund” shall mean (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Arrangers” shall have the meaning set forth in the First Restatement.
“Asset Sale” shall mean the sale, transfer or other disposition by Parent or any Subsidiary of Parent of any asset or property to any Person other than Parent or any Subsidiary of Parent (other than sales, transfers or other dispositions in the ordinary course of business and sales of assets pursuant to Sections 8.2(g) and 8.11) (including any sale and leaseback of assets and any sale of a mortgage of real property held by Parent or any of its Subsidiaries as mortgagee) if the assets subject thereto have an aggregate book value or sales price in excess of $100,000 (it being understood that if said aggregate book value or sales price exceeds $100,000, the entire Net Cash Proceeds of such Asset Sale or disposition shall be deemed Net Cash Proceeds of such Asset Sale).
“Authorized Officer” shall mean any senior officer of Parent or OpCo, as the case may be, designated as such in writing to the Administrative Agent by Parent or OpCo, as the case may be, in each case to the extent reasonably acceptable to the Administrative Agent.
“Available Amount” shall mean, on any date of determination, an amount equal to the positive difference, if any, of:
(x) the sum of (i) the sum of the Borrowers’ Share of Excess Cash Flow for each full fiscal year of Parent commencing with the fiscal year ending June 30, 2005 and completed at or prior to such time for which financial statements are available plus (ii) aggregate amount of Equity Contributions at such time minus

(y) the sum of (1) the greater of:
(A) the excess, if any, of (i) the aggregate amount of consideration given by the Borrowers and their respective Subsidiaries at or prior to such time (whether cash or property, as valued in good faith by the Board of Directors of each Borrower, but excluding Earnout Payments), net of any return representing return of capital of (but not return on) any such investment, in connection with Permitted Business Acquisitions (excluding the Acquisition) made pursuant to Section 8.6(j) (all such consideration referred to in this clause (i), “Non-Earnout Consideration”) over (ii) $25,000,000, and
(B) the excess, if any, of (i) the sum of (I) the aggregate amount of Non-Earnout Consideration given by the Borrowers and their respective Subsidiaries at or prior to such time plus (II) the aggregate amount of Earnout Payments made subsequent to the First Restatement Effective Date and obligations in respect to future Earnout Payments to the extent of the then maximum amount that the Borrowers and their respective Subsidiaries could be required to pay in the future under agreements with respect thereto then in effect over (ii) $30,000,000;
(2) the aggregate amount of payments made at or prior to such time to repurchase shares of Series A Preferred pursuant to clause (x)(A) of Section 8.9(a)(iv),
(3) the aggregate amount of Equity Contributions used at or prior to such time to repurchase shares of Series A Preferred pursuant to clause (y) of Section 8.9(a)(vii),
(4) the cumulative aggregate amount of Dividends made by Parent from and after the Second Restatement Date pursuant to Section 8.9, and
(5) the cumulative aggregate cash consideration paid to all assigning Lenders by the Credit Parties in respect of all Credit Party Loan Purchases made at or prior to such time.
For the purpose of determining pursuant to Section 8.9(a)(vii), at any time, the aggregate amount of Equity Contributions that have been utilized for permitted uses of the Available Amount, such amount of Equity Contributions shall be the excess, if any, of the sum of clauses (y)(1), (y)(2) and (y)(3) above at such time over clause (x)(i) above at such time.
“Bankruptcy Code” shall have the meaning provided in Section 9.5.
“Barclays” shall mean Barclays Bank PLC.
“Borrowers” shall mean Parent and OpCo, jointly, severally and collectively.
“Borrower Assignment Agreement” shall mean a borrower assignment agreement substantially in the form of Exhibit L.
“Borrower’s Share of Excess Cash Flow” shall mean, for any fiscal year of Parent, the product of (A) Excess Cash Flow for such fiscal year multiplied by (B) a percentage equal to 100% minus the Applicable Prepayment Percentage for such fiscal year.

“Borrowing” shall mean the incurrence of one Type of Loan pursuant to a single Facility by either Borrower from all of the Lenders having Commitments with respect to such Facility on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that ABR Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.
“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.
“capital stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
“Cancellation” shall mean any cancellation of Term Loans pursuant to Section 12.4(e).
“Capital Lease” as applied to any Person shall mean any lease of (or arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is classified and accounted for as a capital lease on the balance sheet of that Person.
“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of Parent or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) Dollar denominated demand or time deposits, certificates of deposit and bankers’ acceptances of (x) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (y) any bank whose short-term commercial paper rating from Standard & Poor’s Ratings Service or its successor or assign which remains in the business of rating creditworthiness of commercial paper (“S&P”) is at least A-1 or the equivalent thereof or from Moody’s Investors Service or its successor or assign which remains in the business of rating creditworthiness of commercial paper (“Moody’s”) is at least P-1 or the equivalent thereof (any such bank, an “Approved Lender”), in each case with maturities of not more than six months from the date of acquisition, (iii) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (iv) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the ICA, (y) are rated at least AA+ by S&P and at least, Aa1 by Moody’s and (z) have portfolio assets of at least $5,000,000,000.

“Cash Interest Coverage Ratio” shall mean for any period the ratio of Consolidated EBITDA for such period to Consolidated Cash Interest Expense for such period.
“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, was a Lender or a Lender Affiliate, in its capacity as a party to such Cash Management Agreement.
“Cash Proceeds” shall mean, with respect to any Asset Sale or any Recovery Event, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise issued in connection with such Asset Sale or Recovery Event, other than the portion of such deferred payment constituting interest, but only as and when so received) received by Parent and/or any Subsidiary from such Asset Sale or Recovery Event.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.
“Change of Control” shall mean and include (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding members of the LGB Group, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rule 13(d)(3) and 13(d)(5) of the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Parent; or (ii) Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding capital stock of OpCo; or (iii) OpCo shall issue any capital stock (or any security convertible into any of its capital stock) which is not pledged to the Administrative Agent for the benefit of the Lenders; or (iv) a “Change of Control” under the Series A Preferred.
“CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Second Restatement Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
“Collateral” shall mean all of the Collateral as defined in each of the Security Documents.
“Commitment” shall mean, with respect to each Lender, such Lender’s Term Commitment and Revolving Commitment and, in the case of Barclays, the Swingline Commitment.
“Commitment Fee” shall have the meaning provided in Section 3.1(a).

“Consolidated Capital Expenditures” shall mean, for any period and with respect to Parent, the aggregate of all expenditures by Parent and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of Parent and its Subsidiaries plus consulting fees and related expenses, excluding (a) any such expenditure to the extent made with the proceeds of any sale of fixed or capital assets, so long as such proceeds are so applied within twelve months of such sale, (b) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds or condemnation awards relating to any such damage, loss, destruction or condemnation, (c) all such expenditures in connection with Permitted Business Acquisitions and (d) any such expenditures made in connection with any Qualified Sale/Leaseback Transaction. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by Parent or any of its Subsidiaries shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time.
“Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense, but excluding, however, interest expense not payable in cash.
“Consolidated Current Assets” shall mean, at a particular date, with respect to any Person, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.
“Consolidated Current Liabilities” shall mean, at a particular date, with respect to any Person, all amounts which would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding (a) the current portion of any Consolidated Total Funded Debt (including Term Loans) of such Person and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swing Line Loans to the extent otherwise included therein and (c) any current portion of deferred taxes.
“Consolidated EBITDA” shall mean, for any period, (a) Consolidated Net Income of such Person for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) total income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill), capitalized consulting fees and organization costs, (v) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (vi) any non-cash compensation and related expenses, (vii) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), (viii) expenses attributable to any step-up in the value of inventory as a result of the application of purchase accounting in connection with any acquisition or recapitalization (including the Recapitalization) or as a result of any LIFO adjustment, (ix) any contingent or deferred payments (including Earnout Payments, noncompete payments and consulting payments) made to sellers in Permitted Business Acquisitions, (x) any payment of fees owing to LGB and/or its Affiliates permitted pursuant to Section 8.10, (xi) non-cash write-offs (including write-offs of goodwill, but excluding provisions for restructuring charges), (xii) any nonrecurring charge or expense arising in connection with the Tranche C Term Loans and any of the transactions contemplated by Section 8.9

(a)(viii), the Recapitalization or the Acquisition and the transactions contemplated thereby, including the incurrence of the Loans hereunder (including, without limitation, fees and expenses in connection with the financing of the Recapitalization or the Acquisition (including consulting fees)), (xiii) reasonable fees and expenses incurred in connection with the Sixth Amendment and the transactions contemplated thereby and (xiv) reasonable fees and expenses incurred in connection with a Permitted Business Acquisition, and minus any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (xv) any expense due to any Deferred Compensation Liability during such period to the extent that such expense is included in the income statement of Parent and its Subsidiaries for such period, (xvi) non-cash charges related to or caused by the Pike Holdings 2005 Employee Stock Purchase Plan and (xvii) any nonrecurring charge or expense incurred in connection with the IPO and the Reincorporation Merger (including, without limitation, the expenses identified in the registration statement filed with the SEC in connection with the IPO) whether or not consummated, minus (b) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period).
Notwithstanding the foregoing, (1) for purposes of calculating the Cash Interest Coverage Ratio and the Leverage Ratio as of the last day of any fiscal quarter in any Test Period occurring during the twelve consecutive months following the Acquisition or a Permitted Business Acquisition, Consolidated EBITDA shall be calculated for the relevant Test Period as if (i) the Acquisition or such Permitted Business Acquisition, as the case may be, had been consummated and (ii) the cost savings expected, in the good faith judgment of the management of Parent at such time, had been achieved, in each case, on the first day of such Test Period; and (2) any gain in connection with a Credit Party Loan Purchase permitted pursuant to Section 12.4(e) shall be considered a non-cash gain and will not increase the amount of Consolidated EBITDA.
“Consolidated Interest Expense” shall mean, for any period, total interest expense determined in accordance with GAAP net of interest income and, without duplication, receipts under Interest Rate Agreements (including that attributable to Capital Leases in accordance with GAAP) of Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Parent and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, but excluding, however, any amortization of deferred financing costs and any costs paid in connection with the establishment of Interest Rate Agreements (whether paid at inception or on a delayed basis).
“Consolidated Net Income” shall mean for any period, the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person (other than Parent or Subsidiaries of Parent) in which any other Person (other than either Borrower or any of their respective Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually received by Parent or any of its Subsidiaries by such Person during such period and (ii) the income of any Subsidiary of either Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.
“Consolidated Total Funded Debt” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (other than Indebtedness described in clauses (f) (other than in respect of (i) drawings under any letter of credit to the extent not reimbursed within two Business Days after the date thereof and (ii) acceptance facilities) and (g) of the definition of Indebtedness), of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Consolidated Working Capital” shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.
“Contingent Obligations” shall mean as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.
“Credit Documents” shall mean this Agreement, the Notes and the Security Documents.
“Credit Event” shall mean and include the making of a Loan or the issuance of a Letter of Credit.
“Credit Party” shall mean Parent, OpCo and each Subsidiary Guarantor.
“Credit Party Loan Purchase” shall mean any purchase of Term Loans by any Credit Party in accordance with Section 12.4(e).
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
“Deferred Compensation Agreement” shall mean any agreement providing for the payment of Profit Sharing Interest or Minority Interest to the related holder thereof, including any Employment Agreement Amendment and any Pike Employment Agreement.

“Deferred Compensation Liability” shall mean OpCo’s obligation to pay Profit Sharing Interest or Minority Interest to the related holder thereof pursuant to a Deferred Compensation Agreement.
“Deferred Compensation Plan” shall mean the Amended and Restated Pike Electric, Inc. Officers’ Deferred Compensation Plan, effective January 1, 2000, for officers and employees of OpCo and its Subsidiaries, as such plan is in effect on the Original Borrowing Date without giving effect to any amendments, supplements or other modifications thereto that are materially adverse to the interests of the Lenders (it being understood that any amendment thereto that permits the early termination of such Plan shall not be deemed to be materially adverse to the interests of the Lenders).
“Dividends” shall have the meaning provided in Section 8.9.
“Documents” shall mean, collectively, (a) the Credit Documents and (b) the Acquisition Documents.
“Dollars” and “$” shall mean dollars in lawful currency of the United States.
“Domestic Subsidiary” shall mean each Subsidiary of Parent other than the Foreign Subsidiaries.
“Earnout Payments” shall mean payments made by a Credit Party under a contractual arrangement entered into with a seller in connection with a Permitted Business Acquisition as part of the consideration given to such seller for such Permitted Business Acquisition where the amounts of such payments are based upon, and are dependent upon, the business acquired pursuant to such Permitted Business Acquisition achieving meaningful revenue, earnings or other performance target levels agreed upon in good faith by such Credit Party and such seller.
“Employment Agreement Amendments” shall be the Employment Agreement Amendments as defined in, and entered into in connection with, the Acquisition Agreement.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any written approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

“Equity Contributions” shall mean, at any time, all equity contributions to Parent and by Parent to OpCo made at any time after the Original Borrowing Date through such time (other than equity contributions made pursuant to Section 5.1(g)(iii) and equity contributions consisting of the purchase of shares by management as described in Section 8.9(a)(ii)).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Second Restatement Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with a Credit Party or a Subsidiary of a Credit Party would be deemed to be a “single employer” within the meaning of Section 414 of the Code.
“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of the maximum reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.
“Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Barclays is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.
“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/16th of 1%):
Eurodollar Base Rate

1.00 — Eurocurrency Reserve Requirements
“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default” shall have the meaning provided in Section 9.

“Excess Cash Flow” shall mean, for any fiscal year, the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges deducted in arriving at such Consolidated Net Income, (iii) the amount of returned surplus assets of any Plan during such period to the extent not included in arriving at such Consolidated Net Income, (iv) decreases in Consolidated Working Capital of Parent and its Subsidiaries for such period, and (v) any net amounts received by Parent and its Subsidiaries in settlement of, or in payment of any judgments resulting from, legal proceedings with respect to Parent or any such Subsidiary during such fiscal year over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by Parent and its Subsidiaries in cash during such period on account of Consolidated Capital Expenditures (determined without regard to clauses (a), (b), (c) and (d) of the definition of “Consolidated Capital Expenditures”), Permitted Business Acquisitions and the Acquisition (reduced by the principal amount of Indebtedness incurred in connection with such expenditures and, reduced, in the case of Consolidated Capital Expenditures, by the amount of such expenditures constituting application of insurance proceeds or proceeds of sales of assets in connection with the replacement of such assets, except to the extent that clause (a) of this definition includes a corresponding amount directly attributable to such insurance proceeds or such sales) and Deferred Compensation Liabilities, (iii) the aggregate amount of all prepayments of Revolving Loans to the extent of accompanying permanent reductions of the Total Revolving Commitments and all payments or prepayments of the Term Loans during such period pursuant to Sections 4.2(a)(ii) or (iii) (to the extent that clause (a) of this definition includes a corresponding amount directly attributable to the event giving rise to such mandatory prepayment, in the case of Section 4.2(a)(iii)), (iv) the aggregate amount of all repayments during such period of Capitalized Lease Obligations of Parent and its Subsidiaries (other than any portion thereof allocable to Consolidated Cash Interest Expense) and all repayments during such period of the principal of Indebtedness of Parent and its Subsidiaries (other than (x) under this Agreement and (y) in respect of any revolving credit facility to the extent there is not an equivalent reduction in commitments thereunder), (v) increases in Consolidated Working Capital of Parent and its Subsidiaries for such period, (vi) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by Parent and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) costs paid in cash during such period in connection with the establishment of Interest Rate Agreements but not deducted in determining Consolidated Net Income in such period, and (viii) cash expenditures of Parent during such period pursuant to Section 8.9(a)(ii) (less the amount of cash received by Parent during such period from the sale of shares of Parent Common Stock to or for the benefit of management investors) and Section 8.10(i) hereof and (ix) the aggregate amount of cash reserves securing letters of credit or bonds pursuant to Section 8.3(l) on the last day of such fiscal year. For the avoidance of doubt, in no case will any amounts expended in connection with any Credit Party Loan Purchase be deducted in calculating Excess Cash Flow.
“Existing Credit Agreement” shall have the meaning provided in the recitals to this Agreement.
“Existing Indebtedness” shall have the meaning provided in Section 8.4(d).
“Existing Term Loans” shall mean the “Term Loans” as defined in the Existing Credit Agreement.
“Expiration Date” shall mean the earlier to occur of (i) July 1, 2004 and (ii) the date of termination (taking into account any extensions thereof) of the Acquisition Agreement.
“Facility” shall mean any of the credit facilities established under this Agreement, i.e., the Tranche B Term Facility, the Tranche C Term Facility, the Revolving Facility or the Swingline Facility.
“Federal Project Cash Flow Amount” shall have the meaning provided in the Acquisition Agreement.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.1.
“Final Maturity Date” shall mean the collective reference to the Tranche B Term Facility Final Maturity Date, the Tranche C Term Facility Final Maturity Date and the Revolving Facility Final Maturity Date.
“First Amendment” shall mean the First Amendment, dated as of December 10, 2004, to the Credit Agreement.
“First Amendment Effective Date” shall mean the date upon which all conditions precedent specified in Section 4 of the First Amendment shall have been satisfied, which date is December 10, 2004.
“First Restatement” shall have the meaning provided in the Recitals to this Agreement.
“First Restatement Effective Date” shall mean the date on which the First Restatement became effective in accordance with its terms.
“Foreign Subsidiary” shall mean each Subsidiary of Parent incorporated or organized, and doing business, in a jurisdiction other than the United States or any state or territory thereof.
“Fronting Fee” shall have the meaning provided in Section 3.1(c).
“Fuel Hedge Agreements” shall mean all swap, cap, collar, floor, future or option agreements or other similar arrangements or agreements, each of which is for the purpose of hedging the price of diesel fuel related to the operations of the Borrowers and their respective Subsidiaries and not for speculative purposes.
“Fuel Hedge Provider” shall mean any Person that, at the time it enters into a Fuel Hedge Agreement with a Borrower, was a Lender or a Lender Affiliate, in its capacity as a party to such Fuel Hedge Agreement.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.7(a).
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining government.
“Guarantee and Collateral Agreement” shall mean the Second Amended and Restated Guarantee and Collateral Agreement substantially in the form of Exhibit H, as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof.
“Guaranties” shall mean the guaranties provided by Parent and the Subsidiary Guarantors pursuant to the Guarantee and Collateral Agreement.

“Guarantor” shall mean each of Parent and the Subsidiary Guarantors.
“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law.
“Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
“ICA” shall have the meaning provided in Section 6.7.
“Indebtedness” of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business and other than obligations under deferred compensation plans, including the Deferred Compensation Liability), excluding any obligations in respect of Earnout Payments and any other contingent obligations with respect to any deferred payments in connection with the Recapitalization, the Acquisition or any Permitted Business Acquisitions, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party to reimburse any bank or other Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock other than such repurchases from former directors, officers or employees made pursuant to the Shareholders’ Agreement, the Pike Holdings 2005 Employee Stock Purchase Plan or stock option agreements, (h) all Contingent Obligations of such Person in respect of Indebtedness of a primary obligor, (i) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (j) for the purposes of Section 8.4 and Section 9.4 only, all obligations of such Person in respect of Hedge Agreements, Cash Management Agreements and Fuel Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefore.
“Interest Period” with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.9.
“Interest Rate Agreement” shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“IPO” shall be as defined in the recitals to the Second Amendment.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Credit Party be considered to be a Joint Venture.
“Leasehold” of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lender” shall have the meaning provided in the first paragraph of this Agreement.
“Lender Affiliate” shall mean (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.
“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any incurrence of Revolving Loans or to fund its portion of any unreimbursed payment under Section 2.4(c) or (ii) a Lender having notified the Administrative Agent and/or the applicable Borrower that it does not intend to comply with its obligations under Section 1.1 or under Section 2.4(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.
“Letter of Credit” shall have the meaning provided in Section 2.1(a)
“Letter of Credit Fee” shall have the meaning provided in Section 3.1(b).
“Letter of Credit Issuer” shall mean and include Barclays or, at the option of Barclays, any affiliate of Barclays.
“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.
“Letter of Credit Request” shall have the meaning provided in Section 2.2(a).
“Leverage Ratio” shall mean at any date the ratio of Consolidated Total Funded Debt at such date to Consolidated EBITDA for the four consecutive fiscal quarters ending on or immediately preceding such date.
“LGB” shall mean Lindsay Goldberg & Bessemer L.P., a Delaware limited partnership.
“LGB Group” shall mean LGB Pike LLC, LGB Pike II LLC and (a) any Affiliate of LGB Pike LLC or LGB Pike II LLC (collectively, the “LGB Pike LLC Affiliates”), (b) any officer or employee of LGB Pike LLC, LGB Pike II LLC or any LGB Pike LLC Affiliate (collectively, the “LGB Pike LLC Associates”), (c) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any LGB Pike LLC Associate and (d) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only LGB Pike LLC, LGP Pike II LLC, LGB Pike LLC Affiliates, LGB Pike LLC Associates, their spouses, their lineal descendants and any other members of their families.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
“Loan” shall have the meaning provided in Section 1.1.
“Management Advisory Agreement” shall mean the Management Advisory Services Agreement, dated as of April 18, 2002, as amended as of July 1, 2004, between Goldberg Lindsay & Co. LLC and OpCo.
“Mandatory Borrowing” shall have the meaning provided in Section 1.1(c).
“Margin Stock” shall have the meaning provided in Regulation U.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or financial condition of Parent and its Subsidiaries taken as a whole, after giving effect to the Acquisition, (b) the Acquisition and the financing contemplated hereby or (c) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Material Subsidiary” shall mean and include, at any time, any Subsidiary of Parent that (x) has assets at such time comprising 5% or more of the consolidated assets of Parent or (y) had net income in the then most recently ended fiscal year of Parent comprising 5% or more of the consolidated net income of the Borrowers for such fiscal year and shall in any event include (x) the Borrowers and (y) any other Subsidiary of Parent that at such time would constitute a “Significant Subsidiary” as defined in SEC Rule 1-02 promulgated under SEC Regulation S-X, as amended or any replacement rule.
“Merger Sub” shall be as defined in the recitals to the Second Amendment.
“Minimum Borrowing Amount” shall mean (i) for ABR Loans, $500,000 or a whole multiple in excess thereof (ii) for Eurodollar Loans, $1,000,000 or a whole multiple in excess thereof and (iii) for Swingline Loans, $100,000 or a whole multiple of $25,000 in excess thereof.
“Minority Interest” shall have the meaning provided in the Acquisition Agreement.
“Mortgage” shall have the meaning provided in Section 7.12(b).
“Mortgaged Properties” shall mean the Real Properties listed on Annex 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.
“Net Cash Proceeds” shall mean, with respect to any Asset Sale, Recovery Event or Qualified Sale/Leaseback Transaction, the Cash Proceeds resulting therefrom net of expenses of sale or recovery (including, without limitation, reasonable and documented attorneys’, accountants’, other advisors’ and banking and investment banking fees, environmental and solvency related fees, all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes paid or reasonably estimated to be payable, as a consequence of such Asset Sale, Recovery Event or Qualified Sale/Leaseback Transaction and the payment of principal, premium and interest of Indebtedness secured by the asset which is the subject of the Asset Sale, Recovery Event or Qualified Sale/Leaseback Transaction and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale, Recovery Event or Qualified Sale/Leaseback Transaction (other than any Lien in favor of the Administrative Agent for the benefit of the Lenders), and incremental income taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.
“Notes” shall be a collective reference to any promissory notes evidencing the Loans.
“Notice of Borrowing” shall have the meaning provided in Section 1.3.
“Notice of Conversion” shall have the meaning provided in Section 1.6.
“Notice Office” shall mean the office of the Administrative Agent at 200 Park Avenue, New York, New York or such other office as the Administrative Agent may designate to the Borrowers from time to time.
“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements, Specified Fuel Hedge Agreements or Specified Cash Management Agreements, any Lender Affiliate) whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, the Letters of Credit, any Specified Hedge Agreement, Specified Fuel Hedge Agreement or any Specified Cash Management Agreement whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.
“Original Borrowing Date” shall mean April 18, 2002.
“Original Credit Agreement” shall mean that certain Credit Agreement, dated as of April 18, 2002, among Parent, OpCo, the Lenders party thereto and the Administrative Agent.
“Parent” shall have the meaning set forth in the first paragraph of this Agreement and shall include the successor to Parent pursuant to the Reincorporation Merger.
“Parent Common Stock” shall mean the common stock of Parent.
“Participant” shall have the meaning provided in Section 2.4(a).
“Payment Office” shall mean the office of the Administrative Agent at 200 Park Avenue, New York, New York or such other office as the Administrative Agent may designate to the Borrowers from time to time.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Business Acquisition” shall mean any acquisition by either Borrower or any of their respective Subsidiaries of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person or other significant assets of a Person (other than inventory, leases, materials and equipment in the ordinary course of business) if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in all material respects in accordance with applicable laws, (c) at least 90% of the capital stock of any acquired or newly formed corporation, partnership, association or other business entity are owned directly by either Borrower or a Domestic Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed subsidiary under Section 7.12 shall have been taken, (d) no Material Adverse Effect would be likely to result therefrom and (e)(i) Parent shall be in compliance, on a pro forma basis after giving effect to (A) such acquisition or formation and (B) the cost savings expected, in the good faith judgment of the management of Parent at such time, to be achieved during the relevant period for testing such compliance, with the covenants contained in Sections 8.13 and 8.14 recomputed as at the last day of the most recently ended fiscal quarter of Parent as if such acquisition had occurred on the first day of each relevant period for testing such compliance and the savings had been achieved on the first day of such relevant period, and Parent shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such subsidiary or assets (to the extent reasonably available), and (ii) after giving effect to such transaction, any acquired or newly formed subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 8.4).
“Permitted Letter of Credit Facility” shall mean a letter of credit facility providing for the issuance of cash collateralized letters of credit to Parent or OpCo which letter of credit facility may be secured as permitted pursuant to Section 8.3(p).
“Permitted Liens” shall mean all Liens permitted pursuant to Section 8.3.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
“Pike Employment Agreements” shall be the Pike Employment Agreements as defined in, and entered into in connection with, the Acquisition Agreement.
“Plan” shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) a Credit Party, a Subsidiary of a Credit Party or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which a Credit Party, a Subsidiary of a Credit Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan. For the avoidance of doubt, the Deferred Compensation Agreements, individually and in the aggregate, and the Deferred Compensation Liability shall not constitute a Plan or Plans.
“Pledged Securities” shall mean all the Pledged Securities as defined in the Guarantee and Collateral Agreement.
“Profit Sharing Interest” shall have the meaning provided in the Acquisition Agreement.
“Qualified Sale/Leaseback Transactions” shall mean sale-leaseback transactions involving the fleet of commercial vehicles, any Real Property owned by either Borrower or any Subsidiary (other than any such transaction entered into to acquire any such assets of a type described in Section 8.11(a)), provided that (i) the consideration received by either Borrower or any Subsidiary in connection therewith shall consist solely of cash in an amount not less than the fair market value of the assets sold, (ii) the Net Cash Proceeds of any such sale shall be applied as and to the extent required by Section 4.2(a)(iii) (provided that the Borrowers shall have no right to make a Reinvestment Election with respect thereto) and (iii) the resulting lease shall be permitted by Section 8.4(l) or 8.7, as the case may be.

“RCRA” shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.
“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Recapitalization” shall mean the recapitalization of Parent and OpCo pursuant to the terms of the Recapitalization Agreement.
“Recapitalization Agreement” shall mean the Recapitalization and Investment Agreement dated March 15, 2002 (as amended by the Amendment Agreement and Consent, dated as of April 11, 2002), among LGB Pike LLC, LGB Acquisition Corp., OpCo, Parent, Pike Merger Sub, Inc., Joe B. Pike, as Shareholder Representative, and the stockholders of OpCo named therein.
“Recapitalization Documents” shall mean the Recapitalization Agreement and all other documents entered into or delivered by Parent or any of its Subsidiaries in connection with the Recapitalization Agreement.
“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Parent and/or any of its Subsidiaries.
“Red Simpson” shall mean Red Simpson, Inc., a Louisiana corporation.
“Register” shall have the meaning set forth in Section 12.4(d).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Obligation” shall mean the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 2.3 for amounts drawn under Letters of Credit.
“Reincorporation” shall be as defined in the recitals to the Second Amendment.
“Reincorporation Merger” shall be defined in the recitals to the Second Amendment.
“Reinvestment Assets” shall mean any assets to be employed in the business of the Borrowers and their respective Subsidiaries.
“Reinvestment Election” shall have the meaning provided in Section 4.2(a)(iii).

“Reinvestment Notice” shall mean a written notice signed by an Authorized Officer of either Borrower stating that such Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to purchase, construct or otherwise acquire Reinvestment Assets as provided in Section 4.2(a)(iii).
“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by either Borrower and its Subsidiaries to acquire Reinvestment Assets as provided in Section 4.2(a)(iii).
“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Administrative Agent, on behalf of the Required Lenders, shall have delivered a written termination notice with respect to such Reinvestment Election to the Borrowers, provided that such notice may only be given while an Event of Default exists, (ii) the date occurring one year after such Reinvestment Election if the related reinvestment in Reinvestment Assets has not been completed by such date and (iii) the date on which the Borrowers shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.
“Reinvestment Test” shall be satisfied if no Default or Event of Default then exists.
“Replaced Lender” shall have the meaning provided in Section 1.13.
“Replacement Lender” shall have the meaning provided in Section 1.13.
“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.
“Repurchase Triggering Event” shall have the meaning provided in Section 8.9(a)(ii).
“Required Lenders” shall mean Non-Defaulting Lenders whose outstanding Term Loans (or, if prior to the First Restatement Effective Date, Term Commitments), and Revolving Commitments (or, if after the Total Revolving Commitment has been terminated, Total Revolving Extensions of Credit) constitute at least a majority of the sum of (i) the total outstanding Term Loans of Non-Defaulting Lenders (or, if prior to the First Restatement Effective Date, the Total Term Commitment) and (ii) the Total Revolving Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the Total Revolving Extensions of Credit of Non-Defaulting Lenders)
“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Revolving Commitment” shall mean, with respect to each Lender, (x) the amount set forth opposite such Lender’s name in Annex 1.1A hereto directly below the column entitled “Revolving Commitment”, as the same may be reduced from time to time pursuant to Section 3.2, 3.3 and/or Section 9 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 12.4.

“Revolving Extensions of Credit” shall mean as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Letter of Credit Outstandings then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
“Revolving Facility” shall mean the Facility evidenced by the Total Revolving Commitment.
“Revolving Facility Final Maturity Date” shall mean July 1, 2012 or, if earlier, the date on which the Revolving Commitments are terminated pursuant to Section 9 hereof.
“Revolving Lender” shall mean each Lender that has a Revolving Commitment or that holds Revolving Loans. For the avoidance of doubt, as of the Second Restatement Effective Date the Revolving Lenders shall include pre-existing Revolving Lenders as well as certain Persons who shall become Revolving Lenders as of the Second Restatement Effective Date pursuant to an assignment and joinder agreement that was effective as of the Second Restatement Effective Date.
“Revolving Loan” shall have the meaning provided in Section 1.1(b).
“Revolving Percentage” shall mean at any time for each Lender with a Revolving Commitment, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate amount of the Total Revolving Extensions of Credit then outstanding.
“Scheduled Repayment” shall mean the Tranche B Term Loan Scheduled Repayment or the Tranche C Term Loan Scheduled Repayment, as applicable.
“SEC” shall have the meaning provided in Section 7.1(f).
“SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.
“Second Amendment” shall mean the Second Amendment, dated as of June 29, 2005, to the Credit Agreement.
“Second Amendment Effective Date” shall mean the date upon which all conditions precedent specified in Section 2 of the Second Amendment shall have been satisfied, which date is June 29, 2005.
“Second Restatement Effective Date” shall have the meaning provided in Section 12.10.
“Security Documents” shall mean the Guarantee and Collateral Agreement, each Mortgage, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.

“Sellers” shall mean Mick Dubea 2003 Grantor Retained Annuity Trust, John Charles Simpson 2003 Grantor Retained Annuity Trust for John, Jr., John Charles Simpson 2003 Grantor Retained Annuity Trust for Angela, Simeon A. Thibeaux, Jr., Mick J. Dubea and John C. Simpson.
“Series A Preferred” shall mean the Series A Preferred Stock of Parent, par value $.01 per share, issued in connection with the Recapitalization.
“Sixth Amendment” shall mean that certain Sixth Amendment and Restatement Agreement, dated as of July 29, 2009 among Parent, OpCo, the Guarantors, the Lenders party thereto and the Administrative Agent.
“Specified Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank, in each case solely to the extent that the obligations in respect of such Cash Management Agreement are not cash collateralized or otherwise secured (other than pursuant to the Credit Documents); provided that the aggregate principal or notional amount of Obligations under all Specified Cash Management Agreements shall not exceed $7,000,000 at any time outstanding.
“Specified Fuel Hedge Agreement” shall mean any Fuel Hedge Agreement entered into by and between either Borrower and any Fuel Hedge Provider.
“Specified Hedge Agreement” shall mean any Hedge Agreement entered into by either Borrower and any Lender or Lender Affiliate (or any Person that was a Lender or Lender Affiliate at the time such Hedge Agreement was entered into by the parties).
“Stated Amount” of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).
“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of Parent, including OpCo.
“Subsidiary Guarantor” shall mean any Subsidiary of Parent or OpCo which is a party to the Guarantee and Collateral Agreement.
“Swingline Commitment” shall mean $10,000,000.
“Swingline Expiry Date” shall mean the date which is one Business Day prior to the Revolving Facility Final Maturity Date.
“Swingline Facility” shall mean the Facility evidenced by the Swingline Commitment.
“Swingline Lender” shall mean Barclays.
“Swingline Loan” shall have the meaning provided in Section 1.1(c).

“Taxes” shall have the meaning provided in Section 4.4.
“Term Commitment” shall mean, with respect to each Lender, the sum of such Lender’s Tranche B Term Commitment and Tranche C Term Commitment.
“Term Facilities” shall be a collective reference to the Tranche B Term Facility and the Tranche C Term Facility.
“Term Loans” shall be a collective reference to Tranche B Term Loans and Tranche C Term Loans.
“Termination Fee” shall mean the fee in the aggregate amount of $4,000,000 which OpCo intends to pay to LGB to terminate the Management Advisory Services Agreement.
“Test Period” shall mean for any determination the four consecutive fiscal quarters of Parent (taken as one accounting period) then last ended.
“Total Commitment” shall mean the sum of the Total Term Commitment and the Total Revolving Commitment.
“Total Revolving Commitment” shall mean the sum of the Revolving Commitments of each of the Lenders. On the Second Restatement Effective Date, the Total Revolving Commitment equals $115,000,000.
“Total Revolving Commitment Excess Amount” shall have the meaning provided in Section 4.2(a)(i).
“Total Revolving Extensions of Credit” shall mean at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
“Total Term Commitment” shall mean the sum of the Term Commitments of each of the Lenders.
“Total Unutilized Revolving Commitment” shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans at such time plus the Letter of Credit Outstandings at such time.
“Tranche B Term Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Annex 1.1A to the First Restatement directly below the column entitled “Tranche B Term Loan Commitment” therein, pursuant to which such Lenders made Tranche B Term Loans on the First Restatement Effective Date.
“Tranche B Term Facility” shall mean the Facility evidenced by the Tranche B Term Commitments.
“Tranche B Term Facility Final Maturity Date” shall mean the date which is the eighth anniversary of the First Restatement Effective Date.
“Tranche B Term Loan” shall have the meaning provided in Section 1.1(a).
“Tranche B Term Loan Scheduled Repayment” shall have the meaning provided in Section 4.2(a)(ii)

“Tranche C Term Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Annex 1.1A to the First Restatement (as amended by the First Amendment) directly below the column entitled “Tranche C Term Commitment” therein, as the same may be reduced or terminated pursuant to Section 3.3.
“Tranche C Term Facility” shall mean the Facility evidenced by the Tranche C Term Commitments.
“Tranche C Term Facility Final Maturity Date” shall mean the date which is the eighth anniversary of the First Amendment Effective Date.
“Tranche C Term Loan” shall have the meaning provided in Section 1.1(d).
“Tranche C Term Loan Scheduled Repayment” shall have the meaning provided in Section 4.2(a)(ii)(B)
“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a ABR Loan or Eurodollar Loan.
“UCC” shall mean the Uniform Commercial Code.
“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the projected benefit obligation under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.
“Unpaid Drawing” shall have the meaning provided in Section 2.3(a)
“Unutilized Commitment” for any Lender at any time shall mean the excess of (i) the Commitment of such Lender over (ii) the sum of (x) the aggregate outstanding principal amount of Loans made by such Lender plus (y) an amount equal to such Lender’s Revolving Percentage, if any, of the Letter of Credit Outstandings at such time, provided that solely for purposes of calculating the Commitment Fee pursuant to Section 3.1(a) Swingline Loans shall be deemed not to be outstanding and the Swingline Commitment shall not constitute a “Commitment”.
“Vehicles” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ qualifying shares, is owned directly or indirectly by such Person.
“Wholly-Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of either Borrower.
“Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Except as otherwise expressly provided herein or therein, any reference in this Agreement or any other Credit Document to any agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement or such Credit Document.
SECTION 11. THE ADMINISTRATIVE AGENT.
11.1. Appointment. Each Lender hereby irrevocably designates and appoints Barclays as Administrative Agent of such Lender (such term to include for purposes of this Section 11, Barclays acting as Administrative Agent) to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes Barclays as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders, and, except as provided in Section 11.9, no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party.
11.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.3.
11.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Parent or any Subsidiary or any of their respective officers contained in this Agreement, any other Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Document or for any failure of Parent or any Subsidiary or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of Parent, OpCo any Subsidiary. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of either Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

11.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
11.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or either Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
11.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of Parent or any Subsidiary, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Parent and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Parent and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of Parent or any Subsidiary which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such ratably according to their respective percentages of Loans and Commitments used in determining Required Lenders at such time (with such percentages to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Parent or any of its Subsidiaries; provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 11.7 shall survive the payment of all Obligations.
11.8. The Administrative Agent in its Individual Capacity. The Administrative Agent, its Affiliates and each may make loans to, accept deposits from and generally engage in any kind of business with Parent and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in their individual capacity.
11.9. Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 20 days’ notice to Parent and the Lenders. The Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders subject to prior approval by Parent (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall include such successor agent effective upon its appointment, and the resigning Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
11.10. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding tax to the Internal Revenue Service, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any all expenses incurred.

SECTION 12. MISCELLANEOUS.
12.1. Payment of Expenses, etc. The Borrowers agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the syndication of the Facilities, the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of Latham & Watkins LLP, counsel to the Administrative Agent) and the creation and perfection of the Liens created under the Security Documents; (ii) pay all out-of-pocket costs and expenses of the Administrative Agent, the Arrangers and each of the Lenders in connection with the enforcement (including pursuant to the administration of any bankruptcy proceeding relating to Parent or OpCo) or preservation of any rights under the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent, the Letter of Credit Issuer and for each of the Lenders); (iii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, court or documentary taxes or any other excise or property taxes or charges and other similar taxes with respect to the foregoing matters and save each of the Lenders and the Letter of Credit Issuer harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender or such Letter of Credit Issuer) to pay such taxes; and (iv) indemnify each Lender and the Letter of Credit Issuer, its officers, directors, employees, advisors, trustees, representatives and agents (collectively, the “Indemnities”) from and hold each of them harmless against any and all losses, costs, liabilities, claims, damages or expenses, including without limitation, those incurred under Environmental Law, incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender or the Letter of Credit Issuer is a party thereto) related to the entering into and/or performance of any Document or the use of the proceeds of any Loans or Letters of Credit hereunder or the Recapitalization, the Acquisition or the consummation of any transactions contemplated in any Credit Document, including, without limitation, the reasonable fees, charges and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, costs, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an affiliate, agent or representative of such Person).
12.2. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party then due and payable to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 12.6(b), and all other claims of any nature or description then due and payable arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said deposits or Indebtedness owing by the Administrative Agent or such Lender, or any of them, shall be contingent or unmatured.

12.3. Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to a Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Lender, at the address specified for such Lender to the Administrative Agent and recorded in the Register; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telecopied or (subject to Section 12.3(b)) electronically communicated or sent by overnight courier, and shall be effective when received.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 1 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or either Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
12.4. Benefit of Agreement; Assignments. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrowers may not assign or transfer any of their rights or obligations hereunder without the prior written consent of all the Lenders. Each Lender may, in accordance with applicable law, at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution or any fund that regularly invests in bank loans, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10, 1.11, 2.5 and 4.4 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold and the participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participation in amounts owing under this Agreement to the same extent as if the amount of its participation were owing directly to it as a Lender under this Agreement provided that, in purchasing such participation, such participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 12.6(b) as fully as if it were a Lender hereunder, and, provided, further, that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) waive any Scheduled Repayment or extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of the application of any prepayment or the method of any application of any prepayment to, the amortization of the Term Loans shall not constitute a waiver of any Scheduled Repayment or an extension of the final maturity date), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the Subsidiary Guarantors from their obligations under their respective Guaranties except in accordance with the terms thereof, (iii) release all or substantially all of the Collateral except in accordance with the Credit Documents or (iv) consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement or any other Credit Document.

(b) Notwithstanding the foregoing, in accordance with applicable law at any time and from time to time, any Lender may assign all or a portion of its Loans and/or Commitments and its rights and obligations under this Agreement to one or more other Persons (other than to any Credit Party or any Affiliate of a Credit Party, provided that Term Loans may be assigned to either Borrower solely in connection with a Credit Party Loan Purchase) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(i) the Borrowers, provided that, other than in the case of an assignment of any Revolving Commitment to an assignee that is not a Lender with a Revolving Commitment immediately prior to giving effect to such assignment, no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 9.1 or 9.5 has occurred and is continuing, any other assignee;
(ii) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (x) of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment and (y) of any Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and
(iii) in the case of any assignment of any Revolving Commitment, the Letter of Credit Issuer.
Any assignment pursuant to this Section 12.4(b) need not be ratable as among the Term Loans and the Revolving Commitments of the assigning Lender except as provided in the next sentence. Unless the Borrowers and the Administrative Agent otherwise agree, no assignment pursuant to the immediately preceding sentence shall to the extent such assignment represents an assignment to an institution other than one or more Lenders hereunder, be in an aggregate amount (treating multiple, simultaneous assignments to two or more Approved Funds managed by the same investment advisor or affiliates of the assigning Lender as a single assignment) less than $5,000,000 (in the case of the Revolving Commitments) or $1,000,000 (in the case of the Term Loans) unless the entire Commitment and Loans and other interests of the assigning Lender (and of all Lenders which are Approved Funds managed by the same investment advisor as the assigning Lender) are so assigned. In the case of an assignment by a Lender to its CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment Agreement between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the second proviso to the second sentence of Section 12.4(a) that affects such CLO. If any Lender so sells or assigns all or a part of its interests hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests, and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this Section 12.4(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement substantially in the form of Exhibit D (appropriately completed). In the event of any such assignment to a Person not previously a Lender hereunder (other than an assignment by a Lender to its CLO or by a CLO to an affiliate CLO), either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500, and at the time of any assignment pursuant to this Section 12.4(b), (i) Annex 1.1A shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and of the other Lenders, and (ii) if any such assignment occurs after the First Restatement Effective Date, the Borrowers will, if requested by the assignee or assignor, issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 1.5. Each Lender and the Borrowers agree to execute such documents (including, without limitation, amendments to this Agreement) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Notes or Loans, including, without limitation, to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(c) The Administrative Agent acting on behalf of the Borrowers shall maintain at its Payment Office a copy of each Assignment Agreement delivered to it (as required hereby) and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (whether or not evidenced by a Note). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan or Note evidencing a Loan recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment Agreement, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated assignee and the old Notes shall be returned by the Administrative Agent to the applicable Borrower marked “cancelled”. The Register shall be available for inspection by either Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d) In the event any Revolving Lender’s long-term credit rating is downgraded to BBB+ or lower by S&P or Baa1 or lower by Moody’s, the Letter of Credit Issuer may replace such Revolving Lender with another Person. Such assignment shall be effected in accordance with the terms of Section 12.4(b).
(e) any Credit Party may purchase outstanding Term Loans on the following basis:
(i) at the time of consummating any Credit Party Loan Purchase, no Default or Event of Default shall have occurred or be continuing or would result from such Credit Party Loan Purchase;
(ii) any such purchase of Term Loans shall be effected by means of an assignment made in accordance with the provisions of this Section 12.4 pursuant to a Credit Party Assignment Agreement substantially in the form of Exhibit L (appropriately completed);
(iii) any such purchase of Term Loans may be made by any Credit Party from time to time from one or more Lenders of any Credit Party’s choosing and need not be made from all Lenders;

(iv) following any such purchase of Term Loans by any Credit Party, (A) no interest shall accrue from and after the effective date of the related Borrower Assignment Agreement on any such Term Loans purchased by such Credit Party, (B) at no time will such Credit Party be deemed to be a Lender hereunder and (C) such purchased Term Loans shall be deemed immediately, permanently cancelled for all purposes and no longer outstanding (and may not be transferred or resold by such Credit Party), for all purposes of this Agreement and all of the other Credit Documents (notwithstanding any provisions herein or therein to the contrary), including for purposes of (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (iii) the providing of any rights to such Credit Party as a Lender under this Agreement or any other Credit Document or (iv) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document; provided further that, concurrently with such Cancellation described in subsection (C) above, such Credit Party shall provide written notice to the Administrative Agent of the aggregate principal face amount of Term Loans cancelled and a copy of any documentation relating to the Cancellation of such Term Loan; and
(v) the cumulative aggregate cash consideration paid to all assigning Lenders by any Credit Party in respect of all Credit Party Loan Purchases shall not exceed $40,000,000.
12.5. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.
12.6. Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Fees or reimbursement obligations in respect of the Letters of Credit, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
(c) The provisions of this Section 12.6 shall not apply to any payments received by any Lender in respect of any assignment of its Loans pursuant to Section 12.4, including any Credit Party Loan Purchase which results in a Cancellation made in accordance with Section 12.4(e).

12.7. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Parent to the Lenders), provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the June 30, 2003 historical financial statements of Parent delivered to the Lenders pursuant to Section 6.10, but shall not give effect to (i) adjustments in component amounts required or permitted by APB 16 or 17 as a result of the Recapitalization, provided that in determining gains and losses from the sale or disposition of assets such adjustment shall be given effect, (ii) amortization of intangible assets resulting from the Recapitalization, and (iii) the amortization or write-off of any expenses incurred in connection with the Recapitalization or the financing thereof, provided that the computations under Section 8 may utilize FAS 96, but shall not give effect to any cumulative effect adjustment relating to the adoption thereof, and, provided, further, that if at any time the computations determining compliance with Section 8 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such financial statements shall be accompanied by reconciliation work-sheets.
(b) Whenever calculated on the basis of the Prime Rate component of the ABR, interest and fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; otherwise, interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be.
12.8. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Documents may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Credit Party located outside New York City and by hand delivery to each Credit Party located within New York City, at its address for notices pursuant to Section 12.3, such service to become effective 30 days after such mailing. Each Credit Party hereby irrevocably appoints Parent as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
(b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
12.9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Parent and the Administrative Agent.
12.10. Effectiveness. This Agreement shall become effective on the date (the “Second Restatement Effective Date”) on which (a) each of Parent and OpCo and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Payment Office of the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it and (b) each of the conditions precedent set forth in Section 5.1 shall have been satisfied.
12.11. Headings. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
12.12. Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by each applicable Credit Party and the Required Lenders, provided that no such change, waiver, discharge or termination shall:
(i) waive any Scheduled Repayment, defer any Scheduled Repayment or extend the Final Maturity Date (it being understood that any waiver of the application of any prepayment of, or the method of application of any prepayment to the amortization of, the Loans shall not constitute a waiver of any such Scheduled Repayment or any such extension), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees payable hereunder, or forgive or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Lender), without the consent of each Lender (other than a Defaulting Lender) directly affected thereby;
(ii) release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their respective Guaranties (in each case except as expressly provided in the Credit Documents) without the consent of each Lender (other than a Defaulting Lender) directly affected thereby;
(iii) amend, modify or waive any provision of this Section 12.12 without the consent of each Lender (other than a Defaulting Lender) directly affected thereby;
(iv) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders without the consent of each Lender (other than a Defaulting Lender) directly affected thereby;

(v) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement without the consent of each Lender (other than a Defaulting Lender) directly affected thereby;
(vi) alter any allocation of mandatory prepayments under Section 4.2 among the Term Loans or the Revolving Facility without the consent of a majority in interest of the Lenders of the Term Loans or the Revolving Facility, as the case may be, adversely affected thereby (provided that, with the written consent of the Required Lenders, mandatory prepayments under Section 4.2 may be reduced or eliminated); or
(vii) amend, modify or waive any provision of Section 2 or Section 11 without the consent of the Letter of Credit Issuer or the Administrative Agent, respectively.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Credit Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding the foregoing, this Agreement, including this Section 12.12, may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the lenders under additional term facilities to share ratably with the Term Facilities in prepayments pursuant to Sections 4.1 and 4.2) and the other Credit Documents with the Term Loans and Total Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Arrangers, the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of all outstanding Term Loans or of all Tranche B Term Loans or of all Tranche C Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.
Except as otherwise set forth in this Agreement, no Fuel Hedge Provider, Cash Management Bank or counterparty to a Specified Hedge Agreement shall, in such capacity, have any of the rights of a Lender under this Agreement or under any other Credit Document.

12.13. Survival. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.5, 4.4, 11.7 or 12.1 shall survive the execution and delivery of this Agreement and the making and repayment or assignment of the Loans.
12.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrowers shall not be responsible for costs arising under Section 1.10, 2.5 or 4.4 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Lender prior to such transfer.
12.15. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Credit Party pursuant to this Agreement that is designated by such Credit Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section, any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any assignee or participant or prospective assignee or participant or any actual or prospective direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) on a need-to-know basis, to its employees involved in the administration of this Agreement or any other Credit Document, directors, agents, attorneys, accountants, consultants and other professional advisors or those of any of its Affiliates (each of whom shall be instructed to hold the same in confidence), (d) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) that has been publicly disclosed other than in breach of this Agreement, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (h) in connection with the exercise of any remedy hereunder or under any other Credit Document.
12.16. Release of Liens and Guarantees. In the event that Parent, OpCo or any of their respective Subsidiaries conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the capital stock, assets or property of Parent, OpCo or any of their respective Subsidiaries in a transaction not prohibited by this Agreement or any other Credit Document, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by either Borrower and at the Borrowers’ expense to release any Liens created by any Credit Document in respect of such capital stock, assets, property, including the release and satisfaction of record of any mortgage or deed or trust granted in connection herewith, and, in the case of a disposition of all or substantially all the capital stock or assets of any Subsidiary Guarantor, terminate such Subsidiary Guarantor’s obligations under the Guarantee and Collateral Agreement and release all Liens on the assets of such Subsidiary Guarantor. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by either Borrower and at the Borrowers’ expense to terminate the Liens and security interests created by the Credit Documents when all the Obligations are paid in full (other than obligations under or in respect of Hedge Agreements) and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Credit Document relating to any such capital stock, assets, property or Subsidiary shall no longer be deemed to be made once such Capital Stock, assets or property is conveyed, sold, leased, assigned, transferred or disposed of.
12.17. Integration. This Agreement and the other Credit Documents represent the agreement of Parent, OpCo, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

12.18. Acknowledgments. Each of Parent and OpCo hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Parent or OpCo arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Parent and OpCo, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Parent, OpCo and the Lenders.
12.19. Joint and Several Liability; Postponement of Subrogation. (a) Each Borrower hereby agrees that it is jointly and severally liable under this Agreement for all Obligations (including any such Obligations arising under Specified Hedge Agreements, Specified Fuel Hedge Agreements and Specified Cash Management Agreements), regardless of the manner or amount in which proceeds of any Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which the Administrative Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower shall be fully liable hereunder regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which the Administrative Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. The Borrowers acknowledge and expressly agree with the Administrative Agent and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Credit Documents to the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from the other Borrowers, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to the Administrative Agent and/or any Lender, (iv) the failure by the Administrative Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of the other Borrowers, (v) the Administrative Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by the other Borrowers, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Administrative Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a Guarantor or of the other Borrowers.

(b) Each Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent and/or any Lender now has or may hereafter have against the other Borrowers, any endorser or any Guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in any security or collateral given to the Administrative Agent and/or any Lender to secure payment of the Obligations or any other liability of the Borrowers to the Administrative Agent and/or any Lender. Upon any Event of Default, the Administrative Agent may proceed directly and at once, without notice, against either Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or Collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of either Borrower or against or in payment of any or all of the Obligations.
12.20. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:
100 Pike Way, PO Box 868	PIKE ELECTRIC CORPORATION
Mount Airy, NC 27030
Attn: Chief Financial Officer	By:	/s/ Anthony K. Slater
Phone: (336) 719-4237		Name: Anthony K. Slater
Fax: (336) 719-4640		Title: Chief Financial Officer

PIKE ELECTRIC, INC.

	By:	/s/ Anthony K. Slater Name: Anthony K. Slater
Title: Chief Financial Officer
[Signature Page to Credit Agreement]

745 7th Avenue	BARCLAYS BANK PLC, as Administrative
New York, NY 10019	Agent
Attn: David Barton
Phone: (212) 526-9870	By:	/s/ David Barton
Fax: (212) 526-5115		Name: David Barton
Title: Director
[Signature Page to Credit Agreement]

[ANNEXES AND EXHIBITS]
The Annexes and Exhibits to the Second Amended and Restated Credit Agreement have been intentionally omitted. A copy of any omitted Annex or Exhibit will be furnished to the Securities and Exchange Commission upon request.